Exhibit 10.8

BAY MEADOWS STATION
STATION 3
2950 SOUTH DELAWARE STREET
SAN MATEO, CALIFORNIA
LEASE
by and between
BAY MEADOWS STATION 3 INVESTORS, LLC
a Delaware limited liability company
(“Landlord”)
and
FRESHWORKS INC.
a Delaware corporation,
doing business in California as Freshworks Enterprise Inc.
(“Tenant”)
dated
September 20, 2018

TABLE OF CONTENTS
Page
Table of Contents
Basic Lease Information

1.	PREMISES		1
2.	DELIVERY, POSSESSION AND LEASE COMMENCEMENT		1

	2.1	Delivery of Premises	1
	2.2	Term Commencement Date Letter	1
3.	TERM		1

	3.1	Initial Term	1
	3.2	Tenant’s Option to Extend	2
4.	USE		5

	4.1	General	5
	4.2	Limitations	5
	4.3	Compliance with Applicable Laws	6
	4.4	Hazardous Materials	6
	4.5	Transportation Demand Management Plan	7
	4.6	Accessibility	8
5.	RULES AND REGULATIONS		8
6.	RENT		8

	6.1	Base Rent	8
	6.2	Additional Rent	9
	6.3	Intentionally Omitted	9
	6.4	Prepaid Rent	9
7.	OPERATING EXPENSES		9

	7.1	Operating Expenses	9
	7.2	Operating Expenses Exclusions	11
	7.3	Method of Allocation of Operating Expenses; Cost Pools	13
	7.4	Payment of Estimated Operating Expenses	14
	7.5	Computation of Operating Expense Adjustment	14
	7.6	Net Lease	15
	7.7	Review of Landlord’s Books and Records	15
8.	INSURANCE AND INDEMNIFICATION		15

	8.1	Landlord’s Insurance	15
	8.2	Tenant’s Insurance	16
	8.3	General Insurance Requirements	16
	8.4	Vendor Insurance	17
	8.5	Tenant Indemnification	17
	8.6	Landlord Indemnification	18
i

9.	WAIVER OF SUBROGATION		18
10.	LANDLORD’S REPAIRS AND MAINTENANCE		18

	10.1	Landlord Obligations	18
	10.2	Warranty	19
	10.3	Waiver	19
11.	TENANT’S REPAIRS AND MAINTENANCE		19
12.	ALTERATIONS		20

	12.1	Landlord’s Approval	20
	12.2	Minor Alterations	20
	12.3	Required Documentation	21
	12.4	Construction of Alterations	21
	12.5	Completion of Alterations	21
	12.6	Removal and Restoration	22
	12.7	Taxes	22
13.	SIGNS		22

	13.1	Tenant’s Signage	22
	13.2	Governmental Approvals	23
	13.3	Maintenance and Removal	23
	13.4	Assignment and Subleasing	23
	13.5	Rights Personal and Occupancy	23
14.	ENTRY BY LANDLORD		23

	14.1	Right of Entry	23
	14.2	Waiver of Claims	24
15.	SERVICES AND UTILITIES		24

	15.1	Services and Utilities Provided by Landlord	24
	15.2	Controls	24
	15.3	Utility Meters and Charges	26
	15.4	After Hours Air Circulation Service	26
	15.5	Services Providers	26
	15.6	Consumption Data	26
	15.7	Interruption of Utilities	26
16.	SECURITY SERVICES AND ACCESS CONTROL		27

	16.1	Security Services	27
	16.2	Access	27
	16.3	Tenant’s Security Equipment	27

17.	SUBORDINATION AND NON-DISTURBANCE		28
18.	FINANCIAL STATEMENTS		29
19.	ESTOPPEL CERTIFICATE		29
20.	SECURITY DEPOSIT		29

	20.1	Delivery of Letter of Credit	29
	20.2	Transfer of Letter of Credit	30
	20.3	In General	31
	20.4	Application of Letter of Credit	31
	20.5	Security Deposit	32
	20.6	Reduction of Letter of Credit for Public Offering	33
21.	LIMITATION OF REMEDIES		33

	21.1	Limitation on Tenant’s Remedies	33
	21.2	Limitation on Landlord’s Remedies	34
22.	ASSIGNMENT AND SUBLETTING		34

	22.1	Restriction on Transfers	34
	22.2	Notice of Proposed Transfer; Standards of Approval	34
	22.3	Transfer Premium	35
	22.4	Terms of Consent	35
	22.5	Landlord’s Recapture Right	36
	22.6	Certain Transfers	36
	22.7	Permitted Transfers	37
	22.8	Tenant Remedies	37
23.	AUTHORITY		37

	23.1	Authority	37
	23.2	OFAC	38
24.	CONDEMNATION		38

	24.1	Condemnation Resulting in Termination	38
	24.2	Condemnation Not Resulting in Termination	38
	24.3	Award	38
	24.4	Waiver of CCP §1265.130	39
25.	CASUALTY DAMAGE		39

	25.1	Landlord’s Restoration Obligation	39
	25.2	Landlord’s Repair Notice	39
	25.3	Landlord’s Termination Right	39
	25.4	Tenant’s Termination Rights	40
	25.5	Tenant’s Restoration Obligations	40
	25.6	Insurance Proceeds	41
	25.7	Landlord not Liable for Business Interrupt	41
	25.8	Rent Abatement	41
	25.9	Casualty Prior to Completion of Tenant Improvements	41

	25.10	Waiver	41
	25.11	Tenant Improvements, Alterations and Personal Property	42
26.	HOLDING OVER		42
27.	DEFAULT		42

	27.1	Events of Default	42
	27.2	Landlord’s Remedies Upon Default	44
	27.3	Waiver of Forfeiture	44
	27.4	Late Charge	44
	27.5	Interest	45
	27.6	Remedies Cumulative	45
	27.7	Replacement of Statutory Notice Requirements	45
	27.8	Landlord Default	45
28.	LIENS		45
29.	TRANSFERS BY LANDLORD		46
30.	RIGHT OF LANDLORD TO PERFORM TENANT’S COVENANTS		46
31.	WAIVER		46
32.	NOTICES		47

	32.1	Rent	47
	32.2	Other	47
	32.3	Required Notices	47
33.	ATTORNEYS’ FEES		47
34.	SUCCESSORS AND ASSIGNS		47
35.	FORCE MAJEURE		47
36.	SURRENDER OF PREMISES		48
37.	PARKING		48

	37.1	Parking Rights	48
	37.2	Compliance with Parking Rules	49
	37.3	Waiver of Liability	49
38.	ROOF TOP EQUIPMENT		49

	38.1	License	49
	38.2	Interference	49
	38.3	Roof Repairs	50
	38.4	Rules and Regulations	50
	38.5	Rights Personal to Original Tenant	50

39.	COMMUNICATIONS AND COMPUTER LINES		50

	39.1	Tenant’s Rights	50
	39.2	Landlord’s Rights	51
	39.3	Removal; Line Problems	51
40.	MISCELLANEOUS		52

	40.1	General	52
	40.2	Time	52
	40.3	Choice of Law	52
	40.4	Entire Agreement	52
	40.5	Modification	52
	40.6	Severability	52
	40.7	Recordation	52
	40.8	Examination of Lease	52
	40.9	Accord and Satisfaction	52
	40.10	Easements	52
	40.11	Project Labor Agreement	52
	40.12	Drafting and Determination Presumption	53
	40.13	Exhibits	53
	40.14	No Light, Air or View Easement	53
	40.15	No Third Party Benefit	53
	40.16	Quiet Enjoyment	53
	40.17	Counterparts	53
	40.18	Multiple Parties	53
	40.19	Prorations	53
41.	JURY TRIAL WAIVER; JUDICIAL REFERENCE		53

Exhibits:

Exhibit A	Premises and Building Depiction
Exhibit B	Site Plan of Project
Exhibit C	Term Commencement Date Letter
Exhibit D	Tenant Improvement Agreement
Exhibit E	Rules and Regulations
Exhibit F	Rooftop Rules and Regulations
Exhibit G	LEED Design/Operational Requirements
Exhibit H	Approved Tenant Logo for Signage
Exhibit I	Approved Form of Letter of Credit
v

INDEX
Page

Additional Rent	9
Alterations	20
Annual Statement	14
Applicable Interest Rate	45
Applicable Laws	6
Arbitration Panel	4
Bank	30
Bankruptcy Code	30
Base Building Systems	18
Base Rent	9
Beneficiary	30
Building’s Subterranean Parking Facility	xii
Cable Path	50
Casualty	39
CC&R’s	6
Common Areas	5
Comparable Buildings	2
Comparable Leases	2
Connections	50
Contemplated Effective Date	36
Control	37
Cost Pools	13
Deposit	32
Determination	3
Equipment	50
Estimated Operating Expenses	14
Estimated Restoration Period	39
Event of Default	42
Exercise Period	2
Expense Claim	14
Expense Resolution Period	15
Extension Option	2
Extension Term	2
fiscal year	54
Force Majeure Event	48
Hazardous Materials	7
Holidays	xii
Included Parking Facilities	13
Independent Arbitrator	4
Independent CPA	15
Independent Review	15
Intention to Transfer Notice	36
Landlord	1
Landlord Parties	17
Landlord Party	17
Landlord’s Default	45
Landlord’s Casualty Notice	39

Landlord’s Records	15
Landlord’s Restoration Work	39
LC Expiration Date	30
LEED	3
Letter of Credit	30
Letter of Credit Amount	30
License	49
License Area	50
Line Problems	52
Lines	51
Lobby Sign	22
Losses	17
Net Worth	37
Notice of Proposed Transfer	34
OFAC	38
Operating Expense Adjustment	14
Operating Expenses	9
Original Tenant	5
Parking Facilities	11
Permitted Transfer	37
Permitted Transfer Costs	35
Permitted Transferee	37
Permitted Use	5
Prevailing Market Rate	2
Project Labor Agreement	53
Public Offering LC Reduction Conditions	33
Real Property Taxes	9
Recapture Notice	36
Recorded Documents	5
REFEREE SECTIONS	54
Remediation Cost	7
Rent	9
Roof Repairs	50
Rooftop Equipment	50
Rules and Regulations	8
Security Holder	28
Six Month Period	36
SNDA	29
Specialty Alterations	22
Subject Space	34
Superior Interests	28
TDMP	7
Tenant	1
Tenant Parties	5
Tenant Party	5
Tenant Systems	19
Tenant’s Entrance Signs	22
Tenant’s Exterior Monument Sign	22
Tenant’s Energy Use Disclosure	26
Tenant’s Security Equipment	28
Term	1

Third Party Hazardous Materials	7
TMA	7
Transfer	36
Transfer Premium	35
Transferee	34
Transfers	34
Utility Cessation Abatement Period	27
Utility Cessation Event	27

BASIC LEASE INFORMATION

Lease Date:	September 20, 2018

Tenant:	Freshworks Inc., a Delaware corporation, doing business in California as Freshworks Enterprise Inc.

Tenant’s Notice Address:

Prior To Term Commencement Date:	1250 Bayhill Drive, Suite 315 San Bruno, California 94066

From And After Term Commencement Date:	1250 Bayhill Drive, Suite 315 San Bruno, California 94066

With a copy to: Valence Law Group, PC Attn: Krista Kim krista@valencelaw.com

Tenant Contact: Angie Negherbon	Phone Number: 650-296-0577

Landlord:	Bay Meadows Station 3 Investors, LLC, a Delaware limited liability company

Landlord’s Notice Address:	Bay Meadows Station 3 Investors, LLC c/o Wilson Meany Four Embarcadero Center, Suite 3300 San Francisco, California 94111 Attn: Elizabeth Billante

With a copy to: Stockbridge Real Estate Funds Four Embarcadero Center, Suite 3300 San Francisco, California 94111 Attn: Stephen Pilch

Landlord’s Rent Remittance Address:	Bay Meadows Station 3 Investors, LLC c/o Wilson Meany Four Embarcadero Center, Suite 3330 San Francisco, California 94111

Project:
The commercial project to be constructed by Landlord located in San Mateo, California, to be comprised of five (5) office buildings which may include ground floor retail space, a school building, retail space within certain non-commercial buildings, subterranean parking facilities under certain office buildings, a parking garage and Common Areas (as defined in Paragraph 4.1), as depicted on Exhibit B.

Building:	The approximately 173,833 rentable square foot building within the Project, having an address of 2950 South Delaware and commonly known as Station 3, as depicted on Exhibit A.

Premises:	Approximately 21,778 rentable square feet located on the 2nd floor of the Building, known as Suite 201, as depicted on Exhibit A.

Delivery Date:	September ___, 2018

Term Commencement Date:	The earlier to occur of (a) the date Tenant commences business operations in any portion of the Premises and (ii) April 1, 2019.

Term:	Approximately eighty-eight (88) months commencing on the Term Commencement Date and, unless terminated earlier in accordance with this Lease, ending on the Expiration Date.

Expiration Date:	The last day of the 88th full calendar month following the Term Commencement Date.

Base Rent Commencement Date:	One hundred twenty (120) days following the Term Commencement Date.
Base Rent:

Period	Base Monthly Rent/Sq. Ft. / Annual Increase	Monthly Base Rent
Base Rent Commencement Date through the last day of the 12th full calendar month following the Term Commencement Date	$5.20	$113,245.60
First day of the 13th full calendar month following the Term Commencement Date through the last day of the 24th full calendar month following the Term Commencement Date	$5.36	$116,730.08
x

First day of the 25th full calendar month following the Term Commencement Date through the last day of the 36th full calendar month following the Term Commencement Date	$5.52	$120,214.56
First day of the 37th full calendar month following the Term Commencement Date through the last day of the 48th full calendar month following the Term Commencement Date	$5.68	$123,699.04
First day of the 49th full calendar month following the Term Commencement Date through the last day of the 60th full calendar month following the Term Commencement Date	$5.85	$127,401.30
First day of the 61st full calendar month following the Term Commencement Date through the last day of the 72nd full calendar month following the Term Commencement Date	$6.03	$131,321.34
First day of the 73rd full calendar month following the Term Commencement Date through the last day of the 84th full calendar month following the Term Commencement Date	$6.21	$135,241.38
First day of the 85th full calendar month following the Term Commencement Date through the Expiration Date.	$6.40	$139,379.20
Extension Options	As determined pursuant to Paragraph 3.2

Prepaid Base Rent and Tenant’s Proportionate Share of Estimated Operating Expenses:	One Hundred Thirteen Thousand Two Hundred Forty-Five and 60/100 Dollars ($113,245.60) as prepaid Base Rent and Twenty-Six Thousand One Hundred Thirty-Three and 60/100 Dollars ($26,133.60), as Tenant’s Proportionate Share of Estimated Operating Expenses.

Security Deposit:	One Million Nineteen Thousand Two Hundred Ten and 40/100 Dollars ($1,019,210.40), subject to reduction as provided in Paragraph 20.

Permitted Use:
General office and administrative use, and other uses incidental thereto, to the extent permitted by and in accordance with Applicable Laws and the CC&R’s and consistent with the standards of a first-class office building, as further described in Paragraph 4.1 and as limited in Paragraph 4.2.

Parking:
2.5 parking spaces per 1,000 rentable square feet of the Premises shall be provided at no charge during the Term as may be extended, on an unassigned basis in the subterranean parking facility under the parcel of land upon which the Building is constructed (the “Building’s Subterranean Parking Facility”).

Tenant’s Proportionate Share:	12.53% except with respect to certain Cost Pools, as more fully described in Paragraph 7.3.

Landlord’s Broker	Newmark Cornish & Carey (Robert Garner, Josh Rowell and Jack Troedson)

Tenant’s Broker:	Newmark Cornish & Carey (Hannah Potter and Sarah Bohannon)

Tenant Improvement Allowance:	One Million Five Hundred Twenty Four Thousand Four Hundred Sixty and 00/100 Dollars ($1,524,460.00), being Seventy and 00/100 Dollars ($70.00) per rentable square foot of the Premises, subject to the terms of the Tenant Improvement Agreement.

Business Day:
Monday through Friday of each week, exclusive of New Year’s Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Landlord may designate additional Holidays that are commonly recognized by other Comparable Buildings.

Building Business Hours:	7:00 a.m. to 6:00 p.m. on Business Days.
The foregoing Basic Lease Information is incorporated into and made a part of this Lease. The Lease includes Exhibits A through I, all of which are incorporated herein and made a part of this Lease. Each reference in this Lease to any of the Basic Lease Information shall mean the respective information above and shall be construed to incorporate all of the terms provided under the particular Lease paragraph pertaining to such information. In the event of any conflict between the Basic Lease Information and the Lease, the latter shall control.

LEASE
THIS LEASE is made as of the Lease Date set forth in the Basic Lease Information, by and between BAY MEADOWS STATION 3 INVESTORS, LLC, a Delaware limited liability company (“Landlord”), and FRESHWORKS INC., a Delaware corporation (hereinafter called “Tenant”).
1.    PREMISES
Landlord leases to Tenant and Tenant leases from Landlord upon the terms and conditions hereinafter set forth the Premises (as defined in the Basic Lease Information). If the Premises include one or more floors in their entirety, all corridors and restroom facilities located on such full floor(s) shall be considered part of the Premises. Landlord may from time to time remeasure the Premises and/or the Building in accordance with generally accepted remeasurement standards selected by Landlord and adjust Tenant’s Proportionate Share based on such remeasurement; provided, however, that any such remeasurement based on a change in measurement standard only shall not affect the amount of Base Rent payable for the Premises or any allowance applicable to the initial Term based on the rentable square footage of the Premises. Landlord and Tenant acknowledge that physical changes may occur from time to time in the Premises or Building, which may result in an adjustment in Tenant’s Proportionate Share, as provided in Paragraph 7.1.
2.    DELIVERY, POSSESSION AND LEASE COMMENCEMENT
2.1    Delivery of Premises. Landlord shall deliver possession of the Premises to Tenant on the Delivery Date broom clean and vacant and otherwise in its “as is” “where is” condition existing as of the Delivery Date. Tenant shall accept such delivery of the Premises, without representation or warranty by Landlord, except as expressly provided herein, and with no obligation of Landlord to perform any construction or other work of improvement upon the Premises, or contribute to the cost of any of the foregoing, except as expressly set forth in this Lease, including in the Tenant Improvement Agreement attached hereto as Exhibit D. Without limiting the generality of the foregoing, but except as set forth in Paragraph 10.2, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building, or the Project, the suitability of the Premises for Tenant’s use, the condition, capacity or performance of the Base Building Improvements or the identity of other tenants or potential tenants of the Project. Tenant’s possession of the Premises as of the Delivery Date shall be pursuant to all of the terms, conditions and covenants of this Lease notwithstanding the later commencement of the Term and the later obligation to commence paying Base Rent.
2.2    Term Commencement Date Letter. Upon Landlord’s request, Tenant shall promptly execute and return to Landlord a “Term Commencement Date Letter” in the form attached hereto as Exhibit C in which Tenant shall agree to the determination of the Term Commencement Date and the Base Rent Commencement Date, in accordance with the terms of this Lease, but Tenant’s failure or refusal to do so shall not negate Tenant’s acceptance of the Premises or affect determination of the Term Commencement Date. Should Tenant fail to execute and return, or provide comments to, the Term Commencement Date Letter within ten (10) Business Days after Landlord’s request, the information set forth in such letter provided by Landlord shall be conclusively presumed to be agreed and correct.
3.    TERM
3.1    Initial Term. The term of this Lease (the “Term”) shall commence on the Term Commencement Date and continue in full force and effect for the Term of this Lease as provided in the Basic Lease Information or until this Lease is terminated as otherwise provided herein. If the Term

Commencement Date is a date other than the first day of the calendar month, the Term shall be the number of months of the length of Term in addition to the remainder of the calendar month following the Term Commencement Date. This Lease shall be a binding contractual obligation effective upon execution and delivery hereof by Landlord and Tenant, notwithstanding the later commencement of the Term.
3.2    Tenant’s Option to Extend.
3.2.1    Extension Option. Landlord hereby grants to Tenant one (1) option to extend the Term (the “Extension Option” for a successive period of five (5) years (the “Extension Term”) commencing on the first day following the Expiration Date, on the terms and subject to the conditions set forth in this Paragraph; provided, however, that (a) the Extension Option shall be exercised, if at all, only with respect to the entire Premises; and (b) if Tenant is in monetary or material non-monetary default beyond applicable notice and cure periods under any of the terms, covenants or conditions of this Lease either at the time Tenant exercises the Extension Option or upon the commencement of the Extension Term, Landlord shall have, in addition to all of Landlord’s other rights and remedies provided in this Lease, the right to terminate the Extension Option and to unilaterally nullify Tenant’s exercise of the Extension Option, in which event this Lease shall expire on the then-current Expiration Date (as the same may have previously been extended), unless sooner terminated pursuant to the terms hereof, and Tenant shall have no further rights under this Lease to renew or extend the Term.
3.2.2    Exercise. Tenant shall exercise the Extension Option, if at all, by giving Landlord unconditional, irrevocable written notice of such election not earlier than three hundred sixty five (365) days and not later than two hundred seventy (270) day prior to the Expiration Date, the time of such exercise being of the essence (the “Exercise Period”). Subject to the provisions of this Paragraph 3.2, upon the giving of such notice, this Lease and the Term shall be extended without execution or delivery of any other or further documents, with the same force and effect as if the Extension Term had originally been included in the Term.
3.2.3    Conditions. If Tenant exercises the Extension Option pursuant to Paragraph 3.2.2, all of the terms, covenants and conditions of this Lease shall continue in full force and effect during the Extension Term, including provisions regarding payment of Additional Rent, which shall remain payable on the terms herein set forth, except that (a) the Base Rent during the Extension Term shall be as determined in accordance with Paragraph 3.2.4, (b) Tenant shall continue to possess and occupy the Premises in their existing condition, “as is,” as of the commencement of the Extension Term, and, subject to and without limiting Landlord’s repair, maintenance and other obligations under this Lease, Landlord shall have no obligation to repair, remodel, improve or alter the Premises, to perform any other construction or other work of improvement upon the Premises, or to provide Tenant with any construction or refurbishing allowance whatsoever, and (c) Tenant shall have no further rights to extend the Term after the expiration of the Extension Term.
3.2.4    Prevailing Market Rate. The Base Rent payable by Tenant for the Premises during the Extension Term shall be of the Prevailing Market Rate (as defined below) for the Premises, valued as of the commencement of such Extension Term, determined in the manner hereinafter provided. As used herein, the term “Prevailing Market Rate” shall mean the annual Base Rent that a willing tenant would pay, and that a willing landlord would accept, at arm’s length, for space comparable to the Premises within other comparable first class office buildings having more than two (2) stories located in the area including and bounded by South San Francisco to the north to Sunnyvale to the south (the “Comparable Buildings”), based upon binding lease transactions for tenants in Comparable Buildings (“Comparable Leases”). Comparable Leases shall include renewal and new non-renewal tenancies, but shall exclude subleases and leases of space subject to another tenant’s expansion rights. Rent rates payable under Comparable Leases shall be adjusted to account for variations between this Lease and the

Comparable Leases with respect to: (a) the length of the Extension Term compared to the lease term of the Comparable Leases; (b) the rental structure, including, without limitation, rental rates per rentable square foot (including whether gross or net, and if gross, adjusting for base year or expense stop), additional rental, all other payments and escalations; (c) the size of the Premises compared to the size of the premises of the Comparable Leases; (d) the location, floor levels and efficiencies of the floor(s) of the Premises compared to the premises of the Comparable Lease; (e) free rent, moving expenses and other cash payments, allowances or other monetary concessions affecting the rental rate; (f) the age and quality of construction of the Building compared to the Comparable Building; (g) the leasehold improvements and/or allowances, including the amounts thereof in renewal leases, and taking into account, in the case of renewal leases (including this Lease), the value of existing leasehold improvements to the renewal tenant, (h) access and proximity to Caltrain, (i) the amenities available to tenants in the Building compared to amenities available to tenants in Comparable Buildings; (j) the energy efficiencies and environmental elements of the Building compared to Comparable Buildings, including improvements required for the U.S. Green Building Council’s Leadership in Energy and Environmental Design (“LEED”) certification, and (k) the availability of parking, the parking ratio and parking charges.
3.2.5    Landlord’s Proposal. Not later than one hundred eighty (180) days prior to the commencement of the Extension Term, provided Tenant has given valid notice of exercise of the applicable Extension Option, Landlord shall deliver to Tenant a good faith written proposal of the Prevailing Market Rate for the Premises for such Extension Term. At Tenant’s request, Landlord and Tenant shall meet to discuss the basis of Landlord’s proposed Prevailing Market Rate. Within forty-five (45) days after receipt of Landlord’s proposal, Tenant shall notify Landlord in writing (a) that Tenant accepts Landlord’s proposal or (b) that Tenant elects to submit the determination of Prevailing Market Rate to arbitration in accordance with Paragraph 3.2.6. If Tenant does not give Landlord a timely notice in response to Landlord’s proposal, Landlord’s proposal of Prevailing Market Rate for the applicable Extension Term shall be binding upon Tenant.
3.2.6    Arbitration.
(a)    If Tenant timely elects to submit the determination of Prevailing Market Rate to arbitration, Landlord and Tenant shall first negotiate in good faith in an attempt to determine the Prevailing Market Rate for the applicable Extension Term. If Landlord and Tenant are able to agree within thirty (30) days following the delivery of Tenant’s notice to Landlord electing arbitration, then such agreement shall constitute a determination of Prevailing Market Rate for purposes of this Paragraph, and the parties shall immediately execute an amendment to this Lease stating the Base Rent for such Extension Term. If Landlord and Tenant are unable to agree on the Prevailing Market Rate within such negotiating period, then within fifteen (15) days after the expiration of such negotiating period, the parties shall meet and concurrently deliver to each other their respective written estimates of Prevailing Market Rate for the applicable Extension Term, supported by the reasons therefor (each, a “Determination”). Landlord’s Determination may be more or less than its initial proposal of Prevailing Market Rate. If either party fails to deliver its Determination in a timely manner, then the Prevailing Market Rate shall be the amount specified by the other party. The Prevailing Market Rate shall be determined as set forth below, each party being bound to its Determination and such Determinations establishing the only two choices available to the Arbitration Panel (as hereinafter defined).
(b)    Within ten (10) days after the parties exchange Landlord’s and Tenant’s Determinations, the parties shall each appoint an arbitrator who shall be a licensed California real estate broker with at least ten (10) years’ experience in leasing commercial office space in Comparable Buildings immediately prior to his or her appointment, and be familiar with the rentals then being charged in the Comparable Buildings. The parties may appoint the real estate brokers who assisted them in making their Determinations as their respective arbitrators. If either Landlord or Tenant fails to timely appoint an arbitrator, then the Prevailing Market Rate for the applicable Extension Term shall be the Determination of the other party.
(c)    Within twenty (20) days following their appointment, the two arbitrators so selected shall appoint a third, similarly-qualified, independent arbitrator who has not had any prior business relationship with either party (the “Independent Arbitrator”). If an Independent Arbitrator has not been so selected by the end of such twenty (20) day period, then either party, on behalf of both, may request such appointment by the local office of the American Arbitration Association (or any successor thereto), or in the absence, failure, refusal or inability of such entity to act, then either party may apply to the presiding judge for the San Mateo Superior Court, for the appointment of such an Independent Arbitrator, and the other party shall not raise any question as to the court’s full power and jurisdiction to entertain the application and make the appointment.
(d)    Within five (5) days following notification of the identity of the Independent Arbitrator so appointed, Landlord and Tenant shall submit copies of Landlord’s Determination and Tenant’s Determination to the three arbitrators (the “Arbitration Panel”). The Arbitration Panel, by majority vote, shall select either Landlord’s Determination or Tenant’s Determination as the Base Rent for the applicable Extension Term, and shall have no right to propose a middle ground or to modify either of the two proposals or the provisions of this Lease. The Arbitration Panel shall attempt to render a decision within fifteen (15) Business Days after appointment of the Independent Arbitrator. In any case, the Arbitration Panel shall render a decision within forty-five (45) days after appointment of the Independent Arbitrator.
(e)    The decision of the Arbitration Panel shall be final and binding upon the parties, and may be enforced in accordance with the provisions of California law. In the event of the failure, refusal or inability of any member of the Arbitration Panel to act, a successor shall be appointed in the manner that applied to the selection of the member being replaced.
(f)    Each party may submit any written materials to the Arbitration Panel within five (5) Business Days after selection of the Independent Arbitrator. No witnesses or oral testimony (i.e. no hearing) shall be permitted in connection with the Arbitration Panel’s decision unless agreed to by both parties. No ex parte communications shall be permitted between any member of the Arbitration Panel and either Landlord or Tenant following appointment of the Arbitrator Panel until conclusion of the arbitration process. The members of the Arbitration Panel are authorized to walk both the Premises and any space in Comparable Buildings (to the extent access is made available).
(g)    Each party shall pay the fees and expenses of the arbitrator designated by such party, and one-half of the fees and expenses of the Independent Arbitrator and the expenses incident to the proceedings (excluding attorneys’ fees and similar expenses of the parties which shall be borne separately by each of the parties).
3.2.7    Rent Payment Before Resolution. Until the matter is resolved by agreement between the parties or a decision is rendered in any arbitration commenced pursuant to this Paragraph 3.2, Tenant’s monthly payments of Base Rent shall be in an amount equal to the Base Rent in effect prior to the commencement of the Extension Term. Within ten (10) Business Days following the resolution of such dispute by the parties or the decision of the arbitrators, as applicable, Tenant shall pay to Landlord, or Landlord shall pay to Tenant, the amount of any deficiency or excess, as the case may be, in the Base Rent previously paid.
3.2.8    Rights Personal to Original Tenant. Tenant’s right to exercise the Extension Option is personal to, and may be exercised only by, Freshworks Inc., a Delaware corporation (“Original

Tenant”) or to its Permitted Assignee (as defined below) and only so long as the Original Tenant (or Permitted Assignee) continues to occupy the entire Premises at the time of such exercise. If Original Tenant shall assign this Lease (other than to a Permitted Assignee) or sublet all or any portion of the Premises, then immediately upon such assignment or subletting, Tenant’s right to exercise the Extension Option shall simultaneously terminate and be of no further force or effect. No assignee (other than a Permitted Assignee) or subtenant shall have any right to exercise the Extension Option granted herein.
4.    USE
4.1    General. Tenant shall use the Premises for the permitted use specified in the Basic Lease Information (“Permitted Use”) and for no other use or purpose. Uses incidental to a general office use in the Premises may include (a) storage areas for records, furniture, equipment, and supplies of the type customarily used by office building tenants, (b) kitchen, lunchroom, vending area, lounge, or break areas, (c) training centers, meetings, and conference rooms, and (d) printing, mail handling, duplicating, word processing, data processing, and such other communication technology areas as customarily needed by office building tenants, except as limited by Paragraph 4.2 and provided that such uses described in clauses (a) through (d) are consistent with the usage of a Comparable Building, comply with Applicable Laws, the Recorded Documents (as defined in Paragraph 4.2), and the Rules and Regulations (as defined in Paragraph 5) and do not result in an increase in any costs (including costs of insurance) or liabilities to Landlord, unless Tenant agrees to pay the same. Tenant acknowledges that the prohibition on a change in use contained in this Paragraph 4.1 is expressly authorized by California Civil Code Section 1997.230 and is fully enforceable by Landlord against Tenant. So long as Tenant is occupying the Premises, Tenant and Tenant’s subtenants and their respective employees, agents, customers, visitors, invitees, licensees, concessionaires, and contractors (each a “Tenant Party” and collectively, “Tenant Parties”) shall have the nonexclusive right to use, in common with other parties occupying the Building or Project, the portions of the Building or Project that are designated from time to time by Landlord for such common use (the “Common Areas”), subject to the terms of this Lease and the Rules and Regulations. Landlord reserves the right, without notice or liability to Tenant, and without the same constituting an actual or constructive eviction, to alter or modify the Common Areas from time to time, including the location and configuration thereof, and the amenities and facilities which Landlord may determine to provide from time to time, provided that no such alterations or modifications materially and adversely impair Tenant’s use of or access to the Premises or the Project.
4.2    Limitations. Tenant shall not do anything in or about the Premises or the Building that (a) violates any Applicable Laws, any provision of the Recorded Documents, or any of the Rules and Regulations; (b) is prohibited by a standard form of fire insurance policy or that materially increases the rate of fire or other insurance on the Building or any of its contents; (c) unreasonably interferes with or materially disturbs other occupants of the Building; or (d) constitutes waste or a nuisance. Without limiting the generality of the foregoing, the Premises shall not be used for a place of public accommodation under the Americans With Disabilities Act and in no event shall the density of personnel in the Premises exceed one (1) person per 140 rentable square feet of space in the Premises. The provisions of this Paragraph 4.2 are for the benefit of Landlord only and shall not be construed to be for the benefit of any tenant or occupant of the Building. Landlord shall not be responsible to Tenant for the non-compliance by any other tenant or occupant of the Building or Project with any of the above-referenced rules or any other terms or provisions of such tenant’s or occupant’s lease or other contract. As used herein, “Recorded Documents” means all easement agreements, cost sharing agreements, covenants, conditions, and restrictions, and all similar agreements affecting the Project, whether now or hereafter recorded against the Project, including the Declaration of Covenants, Conditions, Restrictions and Reservations of Easements for the Delaware Street Properties at Bay Meadows dated January 23, 2013 and recorded January 24, 2013 as Document Number 2013-012341, as amended (the “CC&R’s”).

4.3    Compliance with Applicable Laws. Tenant shall at its sole cost and expense strictly comply with all existing or future applicable municipal, state and federal and other governmental statutes, rules, requirements, regulations, laws and ordinances, including zoning ordinances and regulations, approvals and conditions to approvals, and all covenants, easements and restrictions within the Recorded Documents governing and relating to (a) the use, occupancy or possession of the Premises, (b) Tenant Systems, (c) the use of the Common Areas, or (d) the use, storage, generation or disposal of Hazardous Materials (hereinafter defined) (collectively “Applicable Laws”). Tenant shall at its sole cost and expense obtain any and all licenses, permits, or other government approvals necessary for Tenant’s use of the Premises. Tenant shall at its sole cost and expense promptly comply with the requirements of any board of fire underwriters or other similar body now or hereafter constituted. Tenant shall not do or permit anything to be done in, on, under or about the Project or bring or keep anything which will in any way increase the rate of any insurance upon the Premises, Building or Project or upon any contents therein or cause a cancellation of said insurance or otherwise affect said insurance in any manner. Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord), protect and hold Landlord and Landlord Parties harmless from and against any Loss arising out of the failure of Tenant to comply with any Applicable Law. Tenant’s obligations pursuant to the foregoing indemnity shall survive the expiration or earlier termination of this Lease.
4.4    Hazardous Materials.
4.4.1    Prohibition Against Hazardous Material. Tenant shall not cause, or allow any Tenant Party to cause, any Hazardous Materials (as defined below) to be handled, used, generated, stored, released or disposed of in, on, under or about the Premises, the Building or the Project or surrounding land or environment in violation of any Applicable Laws. Tenant must obtain Landlord’s written consent prior to the introduction of any Hazardous Materials onto the Project. Notwithstanding the foregoing, Tenant may handle, store, use and dispose of products containing small quantities of Hazardous Materials for general office purposes (such as toner for copiers) to the extent customary and necessary for the Permitted Use of the Premises; provided that Tenant shall always handle, store, use, and dispose of any such Hazardous Materials in a safe and lawful manner and never allow such Hazardous Materials to contaminate the Premises, Building, or Project or surrounding land or environment. Except for Losses that are as a result of the gross negligence or willful misconduct of Landlord or any of Landlord’s employees, agents, or contractors, Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord), protect and hold Landlord and the Landlord Parties harmless from and against any and all Losses directly or indirectly arising out of or related to the use, generation, handling, storage, release, or disposal of Hazardous Materials by Tenant or any of Tenant Parties in, on, under or about the Premises, the Building or the Project or surrounding land or environment (even though the same may be permissible under all Applicable Laws or the provisions of this Lease), which indemnity shall include, without limitation, damages for personal or bodily injury, property damage, damage to the environment or natural resources occurring on or off the Premises, losses attributable to diminution in value or adverse effects on marketability, the cost of any investigation, monitoring, government oversight, repair, removal, remediation, restoration, abatement, and disposal, and the preparation of any closure or other required plans, whether such action is required or necessary prior to or following the expiration or earlier termination of this Lease. Neither the consent by Landlord to the use, generation, storage, release or disposal of Hazardous Materials nor the strict compliance by Tenant with all Applicable Laws pertaining to Hazardous Materials shall excuse Tenant from Tenant’s obligation of indemnification pursuant to this Paragraph 4.4.1. Tenant’s obligations pursuant to the foregoing indemnity shall survive the expiration or earlier termination of this Lease
4.4.2    Landlord Notification and Inspection. Tenant shall immediately notify Landlord in writing of any Hazardous Materials contamination of any portion of the Project of which Tenant becomes aware, whether or not caused by Tenant. Subject to compliance with Paragraph 14.1,

Landlord shall have the right at all reasonable times and if Landlord determines in good faith that Tenant may not be in compliance with this Paragraph 4.4 to inspect the Premises and to conduct tests and investigations to determine whether Tenant is in compliance with the foregoing provisions, the costs of all such inspections, tests and investigations to be borne by Tenant.
4.4.3    Third Party Hazardous Materials. If it is determined that the materials incorporated into the Premises contain Hazardous Materials that are not in compliance with Applicable Law as of the Lease Date, then Landlord shall not be liable to Tenant for any damages, but as Tenant’s sole remedy, Landlord, at no cost to Tenant (including as Operating Expenses), shall perform such work or take such other action as may be necessary to remediate the non-compliant condition of the materials. If any Hazardous Materials are discovered to have been present in the Premises as of the date of this Lease in violation of Applicable Laws, then Landlord, at Landlord’s expense (without pass through as an Operating Expense), shall diligently remove or otherwise remediate such condition, as required by Applicable Laws. Further, in no event shall Tenant be required to clean up, remove or remediate any Hazardous Materials in, on, or about the Premises, that were not brought upon, produced, treated, stored, used, discharged or disposed of by Tenant or Tenant Parties (collectively, “Third Party Hazardous Materials”), except to the extent that any hazard posed by such Third Party Hazardous Materials is exacerbated by the negligent acts or omissions or willful misconduct of Tenant or Tenant Parties. Landlord, at Landlord’s expense (without pass through as an Operating Expense), shall remove or otherwise remediate any Third Party Hazardous Materials, as required by Applicable Laws. In addition, Landlord shall indemnify, protect, defend (with counsel reasonably acceptable to Tenant) and hold harmless Tenant from and against (i) any fine or cost or expense (including reasonable legal expenses and consultants’ fees) (“Remediation Cost”) that Tenant may incur as a result of any Remedial Work required of Tenant by a governmental authority resulting from the introduction, production, use, generation, storage, treatment, disposal, discharge, release or other handling or disposition of any Third Party Hazardous Materials, and (ii) any Losses asserted against Tenant or any Tenant Party arising from any injury or death of any person or damage to or destruction of any property occurring as a result of any such Third Party Hazardous Materials; provided, however, that the foregoing indemnity obligation shall not apply to any Remediation Cost or Claim to the extent arising from the negligence or willful misconduct of any Tenant Party, or to the extent that any hazard posed by such Third Party Hazardous Materials is exacerbated by, or the cost of the Remedial Work is increased as a result of, the negligent acts or omissions or willful misconduct of Tenant or Tenant Parties. Landlord’s obligations pursuant to this Subparagraph 4.4.3 and the foregoing indemnity shall survive the expiration or earlier termination of this Lease.
4.4.4    Definitions. As used in this Lease, “Hazardous Materials” shall include, but not be limited to, hazardous, toxic and radioactive materials and wastes, flammables, explosives or other similar substances, petroleum products or derivatives or any substance subject to regulation by or under any federal, state and local laws and ordinances relating to the protection of the environment including those substances defined as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or other similar designations in any Applicable Law.
4.5    Transportation Demand Management Plan. Tenant shall participate in the Transportation Management Association (“TMA”) responsible for implementing and administering the Transportation Demand Management Plan (“TDMP”) for the Project and shall cooperate with Landlord and comply with those elements of the TDMP that are applicable to the Building or to Tenant’s occupancy and use of the Premises. Tenant acknowledges that Operating Expenses shall include expenses and assessments related to the TMA and TDMP. Neither this Paragraph nor any other provision of this Lease is intended to or shall create any rights or benefits in any other person, firm, company, governmental entity or the public.

4.6    Accessibility. To Landlord’s actual knowledge, the property being leased pursuant to this Lease has not undergone inspection by a Certified Access Specialist (CASp). The foregoing verification is included in this Lease solely for the purpose of complying with California Civil Code Section 1938 and will not in any manner affect Landlord’s and Tenant’s respective responsibilities for compliance with construction-related accessibility standards as provided under this Lease. Landlord makes no representations, express or implied, as to the compliance of the Premises or the Project with applicable construction-related accessibility standards. As specified in California Civil Code Section 1938: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Tenant shall be solely responsible for (a) any CASp inspection fees, if Tenant elects to obtain a CASp inspection, and (b) any costs related to addressing and/or correcting any violations of construction-related accessibility standards within the Premises.
5.    RULES AND REGULATIONS
Tenant shall faithfully observe and comply with the building rules and regulations attached hereto as Exhibit E (the “Rules and Regulations”) and any other rules and regulations and any modifications or additions thereto which Landlord may from time to time prescribe in writing for the purpose of maintaining the proper care, cleanliness, safety, traffic flow and general order of the Premises or the Building or the Project so long as such other rules, modifications or additions do not materially and adversely impair Tenant’s use of or access to the Premises or the Project. Tenant shall cause Tenant Parties to comply with such Rules and Regulations. Landlord shall not be responsible to Tenant for the non-compliance by any other tenant or occupant of the Building or Project with any of such Rules and Regulations, any other tenant’s or occupant’s lease or any Applicable Laws; provided, however, that Landlord agrees, to the extent permitted by the terms of Landlord’s leases with other tenants and occupants of the Project, to use commercially reasonable efforts to enforce the Rules and Regulations. In the event of any conflict between the Rules and Regulations and the terms and conditions of this Lease, the terms and conditions of this Lease shall control.
6.    RENT
6.1    Base Rent. Commencing on the Base Rent Commencement Date and continuing throughout the Term of this Lease, Tenant shall pay to Landlord and Landlord shall receive, without notice or demand Base Rent as specified in the Basic Lease Information, payable in monthly installments in advance on or before the first day of each calendar month, in lawful money of the United States, without deduction or offset whatsoever, at the Landlord’s Rent Remittance Address specified in the Basic Lease Information or to such other place as Landlord may from time to time designate in writing. Upon either party’s election, and upon written notice to the other party, all payments required to be made by Tenant to Landlord hereunder (or to such other party as Landlord may from time to time specify in writing) shall be made by Electronic Fund Transfer of immediately available federal funds with such place for payment, within the continental United States, as Landlord may from time to time designate to Tenant in writing. If the obligation for payment of Base Rent commences on a day other than the first day of a month, then Base Rent shall be prorated and the prorated installment shall be paid on the first day of the calendar month next succeeding the Base Rent Commencement Date. The Base Rent payable by Tenant hereunder is subject to adjustment as provided elsewhere in this Lease, as applicable. As used herein, the term “Base Rent” shall mean the Base Rent specified in the Basic Lease Information as it may be so adjusted from time to time. The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations.
6.2    Additional Rent. All monies other than Base Rent required to be paid by Tenant hereunder, including, but not limited to, Tenant’s Proportionate Share of Operating Expenses, as specified in Paragraph 7 of this Lease, charges to be paid by Tenant under Paragraph 15, the interest and late charge described in Paragraphs 27.4 and 27.5, and any monies spent by Landlord pursuant to Paragraph 30, shall be considered additional rent (“Additional Rent”). Except as otherwise provided herein, all items of Additional Rent shall be paid within thirty (30) days after Landlord’s request for payment. “Rent” shall mean Base Rent and Additional Rent.
6.3    Intentionally Omitted.
6.4    Prepaid Rent. Concurrently with the execution of this Lease by Tenant, Tenant shall pay to Landlord an amount equal to one month’s Base Rent and one month of Tenant’s Proportionate Share of Estimated Operating Expenses, which amount is set forth in the Basic Lease Information. The prepaid Base Rent shall be applied to the Base Rent owing for the first month following the Base Rent Commencement Date, and the prepaid Tenant’s Proportionate Share of Estimated Operating Expenses shall be applied to Tenant’s Proportionate Share of Estimated Operating Expenses owing for the first month following the Term Commencement Date.
7.    OPERATING EXPENSES
7.1    Operating Expenses. In addition to the Base Rent required to be paid hereunder, Tenant shall pay as Additional Rent, commencing on the Term Commencement Date, Tenant’s Proportionate Share of Operating Expenses (defined below) in the manner set forth below. Landlord and Tenant acknowledge that if physical changes are made to the Premises or Building or the configuration of either, Landlord may at its discretion reasonably adjust Tenant’s Proportionate Share to reflect the change. “Operating Expenses” shall mean all expenses and costs of every kind and nature which Landlord shall pay or become obligated to pay, because of or in connection with the ownership, management, maintenance, repair, preservation, replacement and operation of the Project and its supporting facilities, other than those expenses and costs which are specifically attributable to Tenant or which are expressly made the financial responsibility of Landlord or specific tenants of the Building or Project pursuant to this Lease. Operating Expenses shall include, but are not limited to, the following:
(a)    All real property taxes and assessments, possessory interest taxes, sales taxes, personal property taxes, business or license taxes or fees, gross receipts taxes, service payments in lieu of such taxes or fees, annual or periodic license or use fees, excises, transit charges, traffic management assessments and other impositions, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind (including fees “in-lieu” of any such tax or assessment) which are now or hereafter assessed, levied, charged, confirmed, or imposed by any public authority upon the Project, its operations or the Rent (or any portion or component thereof), or any tax, assessment or fee imposed in substitution, partially or totally, of any of the above (the “Real Property Taxes”). Real Property Taxes shall also include any taxes, assessments, reassessments, or other fees or impositions with respect to the development, leasing, management, maintenance, alteration, repair, use or occupancy of the Project or any portion thereof, including, without limitation, by or for Tenant, and all increases therein or reassessments thereof whether the increases or reassessments result from increased rate and/or valuation (whether upon a transfer of the Project or any portion thereof or any interest therein or for any other reason).

(b)    All insurance premiums and costs, including, but not limited to, any deductible amounts, premiums and other costs of insurance incurred by Landlord, including for the insurance coverage set forth in Paragraph 8.1 herein or deemed necessary or advisable in the reasonable judgment of Landlord or required by any Security Holder, all in such amounts as Landlord determines to be appropriate; provided, however, that the amount of any deductible under any earthquake insurance shall not exceed five percent (5%) of the insurable value of the Building and any such deductible expended on improvements that would be properly classified as capital expenditures shall be amortized over the estimated useful life of the improvements constructed or restored with the deductible as determined in accordance with sound real estate accounting and management principles, together with interest on the unamortized balance at a rate per annum equal to eight percent (8%) charged at the time such capital improvements are constructed.
(c)    The costs of repairs (including the replacement of parts and components which are obsolete or cannot be repaired in an economically feasible manner) and general maintenance of the Project, including the systems and equipment of the Project and components thereof.
(d)    The costs for electricity, chilled water, air conditioning, water for heating, gas, fuel, steam, heat, lights, sewer service, communications service, power and other energy related utilities required in connection with the operation, maintenance and repair of the Project, including water charges and sewer rents or fees.
(e)    The costs of any capital improvements made by Landlord or capital assets acquired by Landlord required under or to comply with any Applicable Laws first enacted or interpreted to be applicable to the Project after the date of this Lease or any insurance requirements, such cost or allocable portion to be amortized over the full useful life thereof determined in accordance with sound real estate accounting and management principles, consistently applied, together with interest on the unamortized balance at a rate per annum equal to eight percent (8%) charged at the time such capital improvements or capital assets are constructed or acquired;
(f)    The costs of any capital improvements made by Landlord or capital assets acquired by Landlord after the Term Commencement Date for the protection of the health and safety of the occupants of the Project, for the replacement of Base Building Systems or components thereof, or that are intended to reduce other Operating Expenses, such cost or allocable portion thereof to be amortized over the full useful life thereof determined in accordance with sound real estate accounting and management principles, together with interest on the unamortized balance at a rate per annum equal to eight percent (8%).
(g)    The payments under or for any Recorded Document relating to the sharing of costs for the Project.
(h)    The costs of maintaining, managing, reporting, commissioning, and recommissioning the Building or any part thereof that was designed and built to be sustainable and conform with the U.S. EPA’s Energy Star® rating system, the LEED rating system and other third party rating systems.
(i)    The costs incurred in connection with any government-mandated transportation demand management programs or similar program, including the funding of the TMA.
(j)    All rental or acquisition costs of supplies, tools, materials and equipment used in connection with the operation, maintenance, management and repair of the Project.

(k)    The costs of security, alarm, engineering, pest control, landscaping, window cleaning, elevator maintenance and other services required for the operation, maintenance, management and repair of the Project.
(l)    The cost of janitorial services for the Common Areas.
(m)    Salaries, wages, bonuses and other compensation (including hospitalization, medical, surgical, retirement plan, pension plan, union dues, parking privileges, life insurance, including group life insurance, welfare and other fringe benefits, and vacation, holidays and other paid absence benefits) relating to employees of Landlord or its agents engaged in the management, operation, repair, or maintenance of the Project; payroll, social security, workers’ compensation, unemployment and similar taxes with respect to such employees; and the cost of uniforms (including the cleaning, replacement and pressing thereof) provided to such employees;
(n)    Property management office rent or rental value management office rent.
(o)    The costs of the operation, repair, replacement and maintenance of the parking areas in the Project (“Parking Facilities”), including the Building’s Subterranean Parking Facility.
(p)    Fees and other costs, including consulting fees, legal fees and accounting fees, of contractors and consultants incurred in connection with the operation, maintenance and repair of the Project.
(q)    Management fees incurred in connection with the management of the Project.
The above enumeration of services and facilities shall not be deemed to impose an obligation on Landlord to make available or provide such services or facilities except to the extent if any that Landlord has specifically agreed elsewhere in this Lease to make the same available or provide the same. Without limiting the generality of the foregoing, Tenant acknowledges and agrees that it shall be responsible for providing adequate security for its use of the Project and that Landlord shall have no obligation or liability with respect thereto, except to the extent if any that Landlord has specifically agreed elsewhere in this Lease to provide the same.
If the rentable square footage of the Building and/or Project is not fully occupied during any fiscal year of the Term as determined by Landlord, an adjustment shall be made in Landlord’s reasonable discretion in computing the Operating Expenses for such year so that Tenant pays an equitable portion of all variable items (e.g., utilities, janitorial services and other component expenses that are affected by variations in occupancy levels) of Operating Expenses, as reasonably determined by Landlord; provided, however, that in no event shall Landlord be entitled to collect in excess of one hundred percent (100%) of the total Operating Expenses from all of the tenants in the Building or Project, as the case may be.
7.2    Operating Expenses Exclusions. Operating Expenses shall not include (a) depreciation on the Building; (b) debt service, rental under any ground or underlying lease, or interest, principal, points and fees on any mortgage or other debt instrument encumbering the Building (except that, as provided in Paragraph 7.1 above, Landlord may include interest in the amortization of certain capital expenditures); (c) legal expenses and other expenses incurred in negotiating leases, collecting rents, evicting tenants or costs incurred in legal proceedings with or against any tenant or prospective tenant or to enforce the provisions of any lease, (d) the cost of decorating, improving for tenant occupancy, painting or redecorating portions of the Building to be demised to tenants, and any allowances or other tenant improvement concessions; (e) marketing and advertising expenses relating to vacant space; (f) real estate brokers’ or other leasing commissions; (g) costs for which Landlord is reimbursed by insurance or condemnation proceeds, other tenants or any other source, and Landlord shall use commercially reasonable efforts to pursue claims under existing warranties and/or guaranties or against other responsible third parties to pay such costs; provided, that, the cost of pursuing such claims shall be included in Operating Expenses; (h) any bad debt loss, rent loss, or reserves for bad debt loss or rent loss; (i) costs incurred in connection with the operation of the business of the entity constituting Landlord, as distinguished from the costs of operating the Building, including without limitation accounting and legal matters, costs of defending any lawsuits with any mortgagee, costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building, and costs incurred in disputes between Landlord and its employees or managers; (j) Landlord’s political or charitable contributions; (k) the cost of any “tenant relations” parties, events or promotions; (l) insurance which is not customarily carried by institutional owners of Comparable Buildings; (m) costs to repair or replace the Project resulting from any insured casualty (except commercially reasonable deductibles under Landlord’s insurance policies may be included in Operating Expenses to the extent permitted pursuant to Paragraph 7.1(b)); (n) repairs, alterations, additions, improvements or replacements made to rectify or correct any defect in the design, materials or workmanship of the Project (as opposed to the cost of normal repair, maintenance and replacement expected in light of the specifications of the applicable construction materials and equipment) or to comply with any Applicable Laws in effect as of the Delivery Date (based on the current interpretation thereof by applicable governmental entity(ies) as of the Delivery Date); (o) repairs, alterations, additions, improvements or replacements made to rectify or correct damage caused by the gross negligence or willful misconduct of Landlord or any of Landlord’s employees, agents, or contractors; (p) salaries, wages, bonuses and other compensation (including hospitalization, medical, surgical, retirement plan, pension plan, union dues, parking privileges, life insurance, including group life insurance, welfare and other fringe benefits, and vacation, holidays and other paid absence benefits) relating to managers, officers, directors, or executives of Landlord that are above the rank of general manager (or similar title); (q) fines, penalties or interest incurred due to violation by Landlord of the terms and conditions of any lease or any Applicable Laws or due to violation by any other tenant in the Project of the terms and conditions of any lease or any Applicable Laws; (r) interest, penalties or other costs arising out of Landlord’s failure to make timely payment of its obligations; (s) costs incurred to test, survey, cleanup, contain, abate, remove, or otherwise remedy Hazardous Materials or mold from the Project (except that Operating Expenses shall include costs incurred in connection with the prudent operation and maintenance of the Building, such as monitoring air quality); (t) costs incurred to correct defective equipment installed in the Project (as opposed to the cost of normal repair, maintenance and replacement expected in light of the specifications of the applicable equipment); (u) acquisition costs of any artwork; (v) Community Facilities District No. 2008-1 (Bay Meadows) assessment; (w) excess profits taxes, franchise taxes, gift taxes, capital stock or capital gains taxes, inheritance and succession taxes, estate taxes, documentary transfer taxes, federal or state income, corporate taxes or penalties incurred as a result of Landlord’s failure to pay taxes or to file any tax or informational returns and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project), provided, however, that the reference to documentary transfer taxes in this clause shall not be deemed to exclude from Operating Expenses any increase in the Real Property Taxes resulting from a reassessment of the Building or Property upon the sale or transfer thereof; (x) capital expenditures not described in Paragraphs 7.1(b), 7.1(e) or 7.1(f); (y) cost of labor and employees with respect to personnel that do not devote substantially all or his or her employed time to the Project unless such costs are appropriately allocated between the Project and the other responsibilities of such personnel; (z) costs and expenses to provide water, gas, fuel, steam, lights, sewer service and other utilities to other tenants or occupants of the Project materially in excess of amounts typically used in connection with ordinary office or retail use; (aa) costs and expenses to provide utilities for tenant spaces for which such utilities are separately metered and billed by Landlord to such tenant; (bb) costs and expenses to provide janitorial services to tenant spaces which services are being provided by Landlord and separately billed to such tenants; (cc) overhead and profit increment paid to Landlord or its Affiliates for goods and/or services in the Project to the extent the same materially exceed the cost of such goods and/or services of comparable quality rendered by unaffiliated third parties of similar skill, competence and experience in Comparable Buildings; and (dd) reserves for Landlord’s repair, replacement or improvement of the Project or any portion thereof. Tenant’s Proportionate Share of the management fees for the Building shall not exceed three percent (3%) of the Base Rent. If it shall not be lawful for Tenant to reimburse Landlord for all or any part of such taxes, the monthly rental payable to Landlord under this Lease shall be revised to net Landlord the same net rental after imposition of any such taxes by Landlord as would have been payable to Landlord prior to the payment of any such taxes.
7.3    Method of Allocation of Operating Expenses; Cost Pools. Landlord shall have the right, from time to time, to equitably allocate some or all of the Operating Expenses for the Project among different portions or occupants of the Project (the “Cost Pools”). Such Cost Pools shall include, but shall not be limited to, the office space tenants of a particular office building and the retail space tenants of a particular building or of the Project. The Operating Expenses allocated to any Cost Pool shall be allocated and charged to the tenants and occupants within such Cost Pool in an equitable manner, in Landlord’s reasonable discretion. The Operating Expenses allocated to each office building shall include all Operating Expenses attributable solely to such office building and a portion of the Project-wide Operating Expenses attributable to the Project as a whole (and not to a particular office building) in accordance with this Paragraph 7.3.
7.3.1    Operating Expenses which relate to a specific office building and not to any other office buildings in the Project (including without limitation, separately metered electrical costs and repair and maintenance costs of any office building), shall be entirely allocated to such specific office building. Accordingly, the cost of the maintenance and repairs set forth in Paragraph 10.1 with respect to the Building, the premiums and costs for insurance covering the Building, and the Real Property Taxes assessed against the Building and the parcel of land upon which the Building is located shall be entirely allocated to the Building.
7.3.2    If Landlord incurs Operating Expenses for the Building together with one or more other improvements having commercial entitlements in the Project or if Landlord incurs Operating Expenses for the Project as a whole and not to any specific improvement in the Project, whether pursuant to the CC&R’s or other common area agreement, such shared amounts shall be equitably prorated and apportioned between the Building and such other improvements in the Project, in Landlord’s reasonable discretion. The Cost Pool for Project-wide Operating Expenses may include costs to maintain, repair and replace the Common Areas (including the landscaping, sprinkler systems, driveways, curbs, sidewalks, lighting, and utilities expenses), the cost of security for the Common Areas, the management of the Common Areas and the premiums and costs of insurance covering the entire Project and shall be allocated based on the rentable square footage of all of the improvements within the Project having commercial entitlements within the Project. As such, allocation of such Cost Pool shall be based on the rentable square footage of the Building as a percentage of the rentable square footage of all improvements having commercial entitlements. Until such time as any improvement having commercial entitlements is constructed, the rentable square footage of such improvement for purposes of the allocation of Project-wide Operating Expenses shall be deemed to be the Entitled Square Footage (as defined in the CC&R’s) of such improvement.
7.3.3    The Parking Facilities included in a Cost Pool for which Tenant shall be allocated a share shall include the Building’s Subterranean Parking Facility (the “Included Parking Facilities”). The Cost Pool for the Included Parking Facilities shall include the Real Property Taxes assessed against the Included Parking Facilities, the Operating Expenses relating to the operation, management, maintenance, repair, and replacement of the Included Parking Facilities (including the Base

Building Systems of such Included Parking Facilities), the utilities expenses for the Included Parking Facilities, and the premiums and costs of insurance covering the Included Parking Facilities and shall be allocated based on parking space allocations.
7.4    Payment of Estimated Operating Expenses. “Estimated Operating Expenses” for any particular year shall mean Landlord’s estimate of the Operating Expenses for such fiscal year made with respect to such fiscal year as hereinafter provided. Landlord shall have the right from time to time to revise its fiscal year and interim accounting periods so long as the periods as so revised are reconciled with prior periods in a commercially reasonable manner. During the last month of each fiscal year during the Term, or as soon thereafter as practicable, Landlord shall give Tenant written notice of the Estimated Operating Expenses for the ensuing fiscal year. Tenant shall pay Tenant’s Proportionate Share of the Estimated Operating Expenses with installments of Base Rent for the fiscal year to which the Estimated Operating Expenses applies in monthly installments on the first day of each calendar month during such year, in advance. Such payment shall be construed to be Additional Rent for all purposes hereunder. Tenant’s Proportionate Share of the Estimated Operating Expenses for the first full month due on the Term Commencement Date shall be paid by Tenant upon Tenant’s execution of this Lease. If at any time during the course of the fiscal year, Landlord determines that Operating Expenses are projected to vary from the then Estimated Operating Expenses by more than five percent (5%), Landlord may, by written notice to Tenant, revise the Estimated Operating Expenses for the balance of such fiscal year, and Tenant’s monthly installments for the remainder of such year shall be adjusted so that by the end of such fiscal year Tenant has paid to Landlord Tenant’s Proportionate Share of the revised Estimated Operating Expenses for such year, such revised installment amounts to be Additional Rent for all purposes hereunder.
7.5    Computation of Operating Expense Adjustment. “Operating Expense Adjustment” shall mean the difference between Estimated Operating Expenses and actual Operating Expenses for any fiscal year determined as hereinafter provided. Within one hundred twenty (120) days after the end of each fiscal year, or as soon thereafter as practicable, Landlord shall deliver to Tenant a statement of actual Operating Expenses for the fiscal year just ended, accompanied by a computation of Operating Expense Adjustment (the “Annual Statement”). If such Annual Statement shows that Tenant’s payment based upon Estimated Operating Expenses is less than Tenant’s Proportionate Share of Operating Expenses, then Tenant shall pay to Landlord the difference within thirty (30) days after receipt of such statement, such payment to constitute Additional Rent for all purposes hereunder. If such Annual Statement shows that Tenant’s payments of Estimated Operating Expenses exceed Tenant’s Proportionate Share of Operating Expenses, then (provided there is no Event of Default under this Lease) Landlord shall pay to Tenant the difference within thirty (30) days after delivery of such statement to Tenant. If this Lease has been terminated or the Term hereof has expired prior to the date of such statement, then the Operating Expense Adjustment shall be paid by the appropriate party within thirty (30) days after the date of delivery of the statement. Should this Lease commence or terminate at any time other than the first day of the fiscal year, Tenant’s Proportionate Share of the Operating Expense Adjustment shall be prorated based on a month of 30 days and the number of calendar months during such fiscal year that this Lease is in effect. Landlord’s failure to provide any notices or statements within the specific time periods specified in Paragraphs 7.3 or 7.4 shall in no way excuse Tenant from its obligation to pay Tenant’s Proportionate Share of Operating Expenses; provided, however, Tenant shall have no obligation to pay Tenant’s Proportionate Share of any Operating Expenses attributable to any fiscal year which are first billed to Tenant more than one (1) calendar year after such fiscal year, other than Real Property Taxes or utilities for which such one-year limitation shall not be applicable. Tenant shall have one hundred twenty (120) days after receipt of an Annual Statement to notify Landlord in writing that Tenant disputes the correctness of the Annual Statement (“Expense Claim”). If Tenant does not object in writing to an Annual Statement within said one hundred twenty (120) day period, such Annual Statement shall be final and binding upon Tenant. If Tenant delivers an Expense Claim to Landlord within said one hundred twenty (120) day period, the parties shall promptly meet and attempt in good faith to resolve the matters set forth in the Expense Claim. If the parties are unable to resolve the matters set forth in the Expense Claim within thirty (30) days after Landlord’s receipt of the Expense Claim (“Expense Resolution Period”), then Tenant shall have the right to examine Landlord’s Records, subject to the terms and conditions set forth in Paragraph 7.7 below. This Paragraph 7.5 shall survive the expiration or earlier termination of this Lease.
7.6    Net Lease. This shall be a triple net Lease and Base Rent shall be paid to Landlord absolutely net of all costs and expenses, except as specifically provided to the contrary in this Lease. The provisions for payment of Operating Expenses and the Operating Expense Adjustment are intended to pass on to Tenant and reimburse Landlord for all costs and expenses of the nature described in Paragraph 7.1 subject to the limitations contained in Paragraph 7.2.
7.7    Review of Landlord’s Books and Records. Provided that Tenant has timely delivered an Expense Claim to Landlord, an Independent CPA (as defined below) shall have the right, at Tenant’s cost and expense, to examine, inspect, and copy the records of Landlord concerning the components of Operating Expenses (“Landlord’s Records”) for the fiscal year in question that are disputed in the Expense Claim (an “Independent Review”). Such examination shall take place upon reasonable prior written notice, at the offices of Landlord’s property manager, during normal business hours, no later than sixty (60) days after expiration of the Expense Resolution Period. Within thirty (30) days after expiration of the Expense Resolution Period, Tenant shall select an independent, nationally or regionally recognized, certified public accounting firm, which firm is referred to herein as the “Independent CPA”. The Independent CPA shall be compensated on an hourly basis. The inspection of Landlord’s records must be completed within thirty (30) days after such records are made available to the Independent CPA. Tenant agrees to keep, and to cause the Independent CPA to keep, all information obtained by Tenant or the Independent CPA confidential, and Landlord may require all persons inspecting Landlord’s Records to sign a confidentiality agreement prior to making Landlord’s Records available to them. In no event shall Tenant be permitted to examine Landlord’s Records or to dispute any Annual Statement unless Tenant has paid and continues to pay all Rent (including the amount disputed in the Expense Claim) when due. If the Independent Review shows that the payments actually made by Tenant with respect to Operating Expenses for the fiscal year in question exceeded Tenant’s Percentage Share of Operating Expenses or for such fiscal year, Landlord shall at Landlord’s option either (a) credit the excess amount to the next succeeding installments of estimated Operating Expenses or (b) pay the excess to Tenant within thirty (30) days after delivery of such statement, except that after the expiration or earlier termination of this Lease, Landlord shall pay the excess to Tenant. If the Independent Review shows that Tenant’s payments with respect to Operating Expenses for such fiscal year were less than Tenant’s Percentage Share of Operating Expenses for the fiscal year, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of such statement. If the Independent Review shows that Operating Expenses included in the Annual Statement for the fiscal year in question exceeded actual Operating Expenses by more than five percent (5%), then Landlord shall reimburse Tenant for all reasonable, out-of-pocket costs incurred by Tenant for the Independent Review, not to exceed Ten Thousand Dollars ($10,000). Landlord shall retain Landlord Records for the greater of (x) two (2) years after the expiration of the applicable fiscal year to which such Landlord Records relate and (y) the resolution of any dispute between Landlord and Tenant regarding Operating Expenses for the applicable fiscal year. This Paragraph 7.6 shall survive the expiration or earlier termination of this Lease.
8.    INSURANCE AND INDEMNIFICATION
8.1    Landlord’s Insurance. All insurance maintained by Landlord shall be for the sole benefit of Landlord and under Landlord’s sole control. Landlord shall keep in force throughout the Term commercial general liability insurance for the Common Areas and all risk or special form coverage insuring the Landlord and the Building, in such amounts and with such deductibles as Landlord determines in its sole discretion from time to time in accordance with sound and reasonable risk management principles. Subject to the terms and provisions of Article 7, the cost of all such insurance is included in Operating Expenses. Landlord shall not be obligated to insure, and shall have no responsibility whatsoever for any damage to, any furniture, machinery, goods, inventory or supplies, or other personal property or fixtures which Tenant may keep or maintain in the Premises, or the Tenant Improvements or any Alterations made by or for Tenant during the Term.
8.2    Tenant’s Insurance. Tenant shall procure at Tenant’s sole cost and expense and keep in effect from the date of this Lease and at all times until the end of the Term the following:
8.2.1    Property Insurance. Property insurance at least as broad as the most commonly available Insurance Services Office (ISO) special form causes of loss (“all risk”) policy form CP 10 30 covering all personal property and fixtures of Tenant and all Tenant Improvements and Alterations within the Premises made by or for Tenant, insuring such property for the full replacement value of such property and naming Landlord and the Landlord Parties and any other party reasonably designated by Landlord as loss payee with respect to the Tenant Improvements or Alterations.
8.2.2    Business Income Insurance and Extra Expenses Coverage. Loss of income insurance and extra expense coverage in amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent lessees in the business of Tenant, or attributable to prevention of access to the Premises as a result of such perils, including all rental expenses and other payment obligations of Tenant under this Lease for a period of not less than one year.
8.2.3    Liability Insurance. Commercial general liability insurance (and commercial umbrella insurance, if necessary to provide required limits), at least as broad as the Insurance Services Office (ISO) occurrence policy form CG 00 01, or a substitute form providing equivalent coverage as reasonably approved by Landlord, with limits of not less than Five Million Dollars ($5,000,000) per occurrence and annual aggregate, covering the insured against claims of bodily injury, broad form property damage and personal and advertising injury and including coverage for, premises and products/completed operations (including the use of owned and non-owned equipment), damage to rented premises, and blanket contractual liability (including tort liability of another party and Tenant’s liability for injury or death to persons and damage to property set forth in Paragraph 8.3 below).
8.2.4    Workers’ Compensation and Employers’ Liability Insurance. Workers’ compensation insurance as required by any Applicable Law, and employers’ liability insurance in amounts not less than One Million Dollars ($1,000,000) each accident for bodily injury by accident; One Million Dollars ($1,000,000) policy limit for bodily injury by disease; and One Million Dollars ($1,000,000) each employee for bodily injury by disease, and waiver by Tenant’s insurer of any right of subrogation against Landlord and Landlord’s property manager by reason of payment under such coverage.
8.3    General Insurance Requirements. All policies of liability insurance so obtained and maintained, including any umbrella liability insurance policies, shall (a) be carried in the name of Tenant, (b) name Landlord, any Security Holder and Landlord’s designated agents as additional insureds, pursuant to an endorsement providing coverage at least as broad as ISO form CG 2010 11/85 or equivalent (which shall permit any such additional insureds to recover attorneys’ fees and costs as the prevailing party in any dispute with the insurer), (c) be the primary insurance providing coverage for Landlord (any other liability insurance maintained by Landlord to be excess and non-contributing), (d) contain a cross-liability endorsement stating that the rights of insureds shall not be prejudiced by one insured making a claim or commencing an action against another insured, (e) include severability of interest clauses, products-completed operations and coverage of independent contractors, and (f) include breach of conditions coverage in favor of Landlord and the other additional insureds. The insurance requirements in this Paragraph 8 shall not in any way limit, in either scope or amount, the indemnity obligations separately owed by Tenant to Landlord under this Lease, or the liability of Tenant for nonperformance of its obligations or for loss or damage for which Tenant is responsible hereunder. No endorsement limiting or excluding a required coverage is permitted. Duly executed certificates of insurance of such insurance policies required to be carried by Tenant shall be delivered to Landlord prior to the date that Tenant occupies the Premises for any reason, and evidence of renewals of such policies shall be delivered to Landlord as soon as possible prior to the expiration of each respective policy term. All Tenant’s insurance shall provide that the insurer agrees not to cancel the policy without at least thirty (30) days’ prior written notice to Tenant (except in the event of a cancellation as a result of nonpayment, in which event the insurer shall give Tenant at least ten (10) days’ prior notice). Tenant shall notify Landlord within ten (10) days following receipt of any such notice of cancellation or any material modification of any policy of insurance applicable to the Premises required under this Paragraph. If at any time during the Term (i) the amount or coverage of insurance which Tenant is required to carry under Paragraph 8.2 is, in Landlord’s reasonable judgment, materially less than the amount or type of insurance coverage typically carried by tenants leasing space in Comparable Buildings which are similar to and operated for similar purposes as the Premises or (b) Tenant’s use of the Premises should change with or without Landlord’s consent, Landlord shall have the right to require Tenant to increase the amount or change the types of insurance coverage required under Paragraph 8.2, provided that any increase of insurance required pursuant to clause (i) shall be uniformly imposed by Landlord on all office tenants within the Building. All insurance policies required to be carried by Tenant under this Lease shall be written by companies rated A- VII or better in Best’s Insurance Guide and authorized to do business in the state in which the Building is located. Payment of any deductibles shall be the sole responsibility of Tenant. Tenant shall deliver to Landlord on or before the Delivery Date, and thereafter as soon as possible before the expiration dates of the expired policies, a certificate of insurance providing evidence of the insurance coverage required under this Paragraph 8. If Tenant shall fail to procure such insurance, or to deliver such policies or certificates, Landlord may, at Landlord’s option and in addition to Landlord’s other remedies in the Event of a Default by Tenant hereunder, procure the same for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent.
8.4    Vendor Insurance. In addition to the insurance Tenant is required to carry under this Lease, Landlord may require Tenant’s vendors, service providers and contractors to carry such insurance as Landlord shall reasonably determine to be necessary, and satisfactory evidence of such insurance shall be delivered to Landlord prior to entry into the Building by such vendors, service providers and contractors.
8.5    Tenant Indemnification. Tenant shall indemnify, defend by counsel reasonably acceptable to Landlord, protect and hold Landlord, Wilson Meany, L.P. and their respective directors, shareholders, investment managers, partners, lenders, members, managers, contractors, affiliates, employees, trustees, principals, beneficiaries, officers, mortgagees and agents (each a “Landlord Party” and collectively, the “Landlord Parties”) harmless from and against any and all claims, liabilities, losses, costs, loss of rents, liens, damages, injuries or expenses, including reasonable attorneys’ and consultants’ fees and court costs, demands, causes of action, or judgments (collectively, “Losses”), directly or indirectly arising out of or related to: (1) claims of injury to or death of persons or damage to property or business loss occurring or resulting directly or indirectly from the use or occupancy of the Premises, Building or Project by Tenant or Tenant Parties, or from activities or failures to act of Tenant or Tenant Parties; (2) claims arising from work or labor performed, or for materials or supplies furnished to or at the request or for the account of Tenant in connection with performance of any work done for the account of Tenant within the Premises or Project; (3) claims arising from any breach or default on the part of Tenant in the performance of any covenant contained in this Lease; and (4) claims arising from the negligence or intentional acts or omissions of Tenant or Tenant Parties. The foregoing indemnity by Tenant shall not be applicable to claims to the extent arising from the gross negligence or willful misconduct of Landlord or any of Landlord’s employees, agents, or contractors. Landlord shall not be liable to Tenant and Tenant hereby waives all claims against Landlord for any injury to or death of, or damage to any person or property or business loss in or about the Premises, Building or Project by or from any cause whatsoever (other than Landlord’s gross negligence or willful misconduct) and, without limiting the generality of the foregoing, whether caused by water leakage of any character from the roof, walls, basement or other portion of the Premises, Building or Project, or caused by gas, fire, oil or electricity in, on or about the Premises, Building or Project, acts of God or of third parties, or any matter outside of the reasonable control of Landlord. The provisions of this Paragraph shall survive the expiration or earlier termination of this Lease.
8.6    Landlord Indemnification. Landlord shall indemnify, defend by counsel reasonably acceptable to Tenant, protect and hold Tenant and its directors, shareholders, investment managers, partners, members, managers, affiliates, employees, trustees, principals, and officers (collectively, “Tenant Indemnitees”) harmless from and against any and all Losses incurred by Tenant Indemnitees to the extent caused by (a) the negligence or willful misconduct of Landlord or any Landlord Party and not covered by the insurance required to be carried by Tenant hereunder or (b) the gross negligence or willful misconduct of Landlord or any of Landlord’s employees, agents, or contractors.
9.    WAIVER OF SUBROGATION
Landlord and Tenant hereby waive and release any and all rights of recovery against the other party, including officers, employees, agents and authorized representatives (whether in contract or tort) of such other party, that arise or result from any and all loss of or damage to any property of the waiving party located within or constituting part of the Building, including the Premises, to the extent of amounts payable under a standard ISO Commercial Property insurance policy, or such additional property coverage as the waiving party may carry (with a commercially reasonable deductible), whether or not the party suffering the loss or damage actually carries any insurance, recovers under any insurance or self-insures the loss or damage. Each party shall have their property insurance policies issued in such form as to waive any right of subrogation as might otherwise exist. This mutual waiver is in addition to any other waiver or release contained in this Lease.
10.    LANDLORD’S REPAIRS AND MAINTENANCE
10.1    Landlord Obligations. Landlord shall maintain in first class condition and repair, reasonable wear and tear excepted each of the following (a) the structural and non-structural portions of the roof of the Building, including the roof coverings; (b) the foundations, columns, footings, load-bearing walls, sub-flooring, and all pipes and conduits to the point of entry into the Building; (c) the exterior walls of the Building, including, without limitation, any painting, sealing, patching and waterproofing of such walls and the repairing, resealing, cleaning and replacing of the exterior windows, (d) the ventilating and air circulation system and equipment, the plumbing, sewer, drainage, electrical, fire protection, elevator, life safety and security systems and equipment and other mechanical, electrical and communications systems and equipment as more fully described in Schedule 1 of the Tenant Improvement Agreement (collectively, the “Base Building Systems”) (excluding Tenant Systems as defined below); (e) the elevators and (f) the pavement, landscaping, sprinkler systems, sidewalks, driveways, curbs, and lighting systems in the Common Areas (including the Parking Facilities). The cost of performing such maintenance and repairs shall be included in Operating Expenses, to the extent permitted pursuant to Paragraph 7. Notwithstanding the foregoing, if any such repair or maintenance is necessary due to the act or omission of Tenant or any Tenant Party, Tenant shall pay the cost of such work. Tenant shall promptly give Landlord written notice of any defect or need of repairs in such components of the Building for which Landlord is responsible, after which Landlord shall have a reasonable opportunity and the right to enter the Premises at all reasonable times to repair same, subject to compliance with Paragraph 14.1 below. Landlord’s liability with respect to any defects, repairs, or maintenance for which Landlord is responsible under any of the provisions of this Lease shall be limited to the cost of such repairs or maintenance, and there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of repairs, alterations or improvements in or to any portion of the Premises, the Building or the Project or to fixtures, appurtenances or equipment in the Building.
10.2    Warranty. Landlord shall deliver the Premises with the Base Building Systems in operable and good working condition and the Base Building Improvements in good working condition and repair. If, during the one (1) year period following the Term Commencement Date, it is determined that any of the Base Building Systems are not in operable and good working condition or that the materials or workmanship of the Base Building Improvements are defective, then Landlord shall not be liable to Tenant for any damages, but Landlord, at no cost to Tenant (including as Operating Expenses), shall perform such work or take such other action as may be necessary to place the applicable Building System in the operable and good working condition and cure any defects in the materials or workmanship of the Base Building Improvements; provided, however, that (a) if Tenant does not give Landlord written notice of any deficiency of any of the Base Building Systems or any defect in the materials or workmanship of the Base Building Improvements within one (1) year after the Term Commencement Date, Landlord shall not be responsible for correcting such condition pursuant to this Paragraph 10.2 but rather such condition shall be corrected as otherwise provided in this Lease and the cost of performing such correction shall be included in Operating Expenses, to the extent permitted pursuant to Paragraph 7 or performed by Tenant as required under Paragraph 11; and (b) if any such work is necessary due to the act or omission of Tenant or any Tenant Party, Tenant shall pay the cost of such work. Landlord’s warranty hereunder does not cover the cost of normal repair, maintenance or replacement expected in light of the specifications of the applicable construction materials, equipment or system.
10.3    Waiver. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.
11.    TENANT’S REPAIRS AND MAINTENANCE
Tenant shall at all times during the Term at Tenant’s expense maintain all parts of the Premises, including the Tenant Improvements and any Alterations, in a first class, good, clean and secure condition and promptly make all necessary repairs and replacements, as reasonably determined by Landlord, with materials and workmanship of the same character, kind and quality as the original, including, without limitation, the following: (a) interior glass, windows, window frames, window casements (including the repairing, resealing, cleaning and replacing of interior windows and glass); (b) interior office entry doors, door frames and door closers; (c) interior lighting (including, without limitation, light bulbs and ballasts); (d) interior demising walls and partitions (including painting and wall coverings), (e) all Tenant Systems; and (f) all Lines (defined in Paragraph 39.1). Tenant shall be responsible for providing regular janitorial service to the Premises on Business Days in accordance with the standards of Comparable Buildings. As used herein, “Tenant Systems” means all of the following, to the extent the same are installed by or on behalf of Tenant, and exclusively serve the Premises and are located in (or on the roof of) the Building: all heating, ventilation, air conditioning, plumbing, sewer, drainage, electrical, fire/life-safety, security and other systems and equipment, including all electrical facilities, equipment and appliances, including lighting fixtures, lamps, fans, exhaust equipment or systems, and electrical motors, whenever and by whomever installed or paid for. Without limiting the foregoing, Tenant, at its expense, shall (i) keep the Tenant Systems in as good working order and condition as exists upon its installation (or, if later, on the date Tenant takes possession of the Premises), subject to normal wear and tear and damage resulting from Casualty; (ii) maintain in effect, with a contractor reasonably approved by Landlord, a contract for the maintenance and repair of the Tenant Systems (which contract shall require the contractor, at least once every three (3) months, to (x) inspect such Tenant Systems and provide to Tenant a report of any defective conditions, together with any recommendations for maintenance, repair or parts-replacement, all in accordance with the manufacturer’s recommendations, and (y) replace filters, oil and lubricate machinery, replace parts, adjust drive belts, change oil and perform other preventive maintenance, including annual maintenance of duct work and interior unit drains, and annual caulking of sheet metal and re-caulking of jacks and vents; (iii) follow all reasonable recommendations of such contractor; and (iv) promptly provide to Landlord a copy of such contract and each report issued thereunder. If access to the roof of the Building is required in order to perform any of Tenant’s obligations under this Paragraph 11, such access shall be subject to such reasonable rules and procedures as Landlord may impose, and Tenant shall maintain the affected portion of the roof in a clean and orderly condition and shall not interfere with use of the roof by Landlord or any other tenant or licensee. In addition, Tenant shall, at its expense, promptly repair any damage to the Premises, the Building or the Project resulting from or caused by any negligence or act of Tenant or Tenant Parties.
12.    ALTERATIONS.
12.1    Landlord’s Approval. Tenant shall not make, or allow to be made, any alterations, physical additions, improvements or partitions, including without limitation the attachment of any fixtures or equipment, in, about or to the Premises (“Alterations”) without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed with respect to proposed Alterations which: (i) comply with all Applicable Laws; (ii) are, in Landlord’s opinion, compatible with the Building or the Project and the Base Building Systems , and will not cause the Building or Project or Base Building Systems to be required to be modified to comply with any Applicable Laws (including, without limitation, the Americans With Disabilities Act); and (iii) will not unreasonably interfere with or materially disturb the use and occupancy of any other portion of the Building or Project by any other tenant or its invitees. Specifically, but without limiting the generality of the foregoing, Landlord shall have the right to approve all plans and specifications for the proposed Alterations, construction means and methods, all appropriate permits and licenses, any contractor or subcontractor to be employed on the work of Alterations, and the time for performance of such work, and may impose reasonable rules and regulations for contractors and subcontractors performing such work. Landlord may, in its sole discretion, specify engineers, general contractors, subcontractors, and architects to perform work affecting the Base Building Systems. Tenant shall also supply to Landlord any documents and information reasonably requested by Landlord in connection with Landlord’s consideration of a request for approval hereunder. No review or consent by Landlord of or to any proposed Alteration or additional work shall constitute a waiver of Tenant’s obligations under this Paragraph 12, nor constitute any warranty or representation that the same complies with all Applicable Laws, for which Tenant shall at all times be solely responsible. Tenant shall reimburse Landlord for all out-of-pocket, reasonable costs which Landlord may incur in connection with granting approval to Tenant for any such Alterations, including any costs or expenses which Landlord may incur in electing to have outside architects and engineers review said plans and specifications. Tenant shall also pay to Landlord a fee for its review of plans and its management and supervision of the progress of the work in an amount equal to three percent (3%) of the cost of any Alterations (other than for Minor Alterations). The Tenant Improvements constructed pursuant to the Tenant Improvement Agreement shall not be deemed to be Alterations hereunder.
12.2    Minor Alterations. Notwithstanding the foregoing, Landlord’s consent shall not be required for any Minor Alterations (as defined below), provided that Tenant shall provide Landlord at least ten (10) days’ notice prior to commencing such Minor Alterations, and such Minor Alterations shall otherwise comply with the provisions of this Paragraph 12. As used herein, a “Minor Alteration” is any Alteration that satisfies all of the following criteria: (1) is not visible from the exterior of the Premises or Building; (2) will not adversely affect the Base Building Systems or structural portions of the Building (including exterior walls and shear walls); and (3) does not cost more than Thirty Thousand Dollars ($30,000.00) per project.
12.3    Required Documentation. Subsequent to obtaining Landlord’s consent and prior to commencement of the Alterations, Tenant shall deliver to Landlord any building or other permit required by Applicable Laws in connection with the Alterations. In addition, Tenant shall require its general contractor to carry and maintain the following insurance at no expense to Landlord, and Tenant shall furnish Landlord with satisfactory evidence thereof prior to the commencement of construction: (i) commercial general liability insurance with limits of not less than Three Million Dollars ($3,000,000) combined single limit for bodily injury and property damage, including personal injury and death, and contractor’s protective liability, and products and completed operations coverage; (ii) comprehensive automobile liability insurance with a policy limit of not less than One Million Dollars ($1,000,000) each accident for bodily injury and property damage, providing coverage at least as broad as the Insurance Services Office (ISO) business auto coverage form covering automobile liability, code 1 “any auto”, and insuring against all loss in connection with the ownership, maintenance and operation of automotive equipment that is owned, hired or non-owned; (iii) workers’ compensation insurance as required by any Applicable Law, and employers’ liability insurance in amounts not less than One Million Dollars ($1,000,000) each accident for bodily injury by accident, One Million Dollars ($1.000,000) aggregate disease coverage and One Million Dollars ($1,000,000) each employee for bodily injury by disease; and (iv) except in the case of Minor Alterations, and unless Tenant carries such coverage itself, “builder’s risk” insurance in an amount approved by Landlord covering the Alterations, it being understood and agreed that the Alterations (which, for purposes of this Paragraph 12.3, shall exclude the Tenant Improvements) shall be insured by Tenant pursuant to Paragraph 8.2 of this Lease immediately upon completion thereof. The contractor’s commercial general insurance policy shall be endorsed to add Landlord as an additional insured with respect to liability arising out of work performed by or for Tenant’s general contractor, to specify that such insurance is primary and that any insurance or self-insurance maintained by Landlord shall not contribute with it, and to provide that coverage shall not be terminated, cancelled or materially modified except after thirty (30) days prior written notice has been given to Landlord by Tenant.
12.4    Construction of Alterations. Tenant shall cause all Alterations to be accomplished in a first-class, good and workmanlike manner, and to comply with all Applicable Laws, Paragraph 28 hereof, the Project Labor Agreement (defined in Paragraph 41), and the Construction Rules and Regulations set forth as Schedule 3 to the Tenant Improvement Agreement. Tenant shall, at Tenant’s sole expense, perform any additional work required under Applicable Laws due to the Alterations hereunder. All Alterations shall be made in accordance with the plans and specifications approved in writing by Landlord and shall be designed and diligently constructed in a good and workmanlike manner and in compliance with all Applicable Laws. Tenant shall cause any Alterations to be made in such a manner and at such times so that any such work shall not unreasonably disrupt or unreasonably interfere with the use or occupancy of other tenants or occupants of the Project.
12.5    Completion of Alterations. Promptly following completion of any Alterations (excluding Alterations that do not require a building permit), Tenant shall (a) furnish to Landlord “as built” plans therefor, and (b) cause a timely notice of completion to be recorded in the Office of the Recorder of the County of San Mateo in accordance with Civil Code Section 3093 or any successor statute. All trash which may accumulate in connection with Tenant’s construction activities shall be removed by Tenant or its contractor at reasonable intervals at no expense to Landlord from the Premises and the Building.

12.6    Removal and Restoration. By written notice to Tenant either before, or at the time of, Landlord’s approval of any Alterations (or, as to Minor Alteration, within thirty (30) days following Tenant’s request for Landlord’s determination), Landlord may require Tenant, at Tenant’s sole expense, to remove such Alterations prior to the Expiration Date or any earlier termination of this Lease, to restore the Premises to substantially their configuration and condition before the Alterations were made, and to repair any damage to the Premises caused by such removal. If Landlord does not deliver such removal notice to Tenant within the time period specified herein, then Tenant shall not be required to remove such Alterations. Landlord shall not require removal of typical business office improvements that would be constructed or installed in Comparable Buildings unless such alterations, in Landlord’s reasonable judgment, are of a nature that would require material removal and repair costs, such as internal stairs and vertical penetrations, raised floors, full-service kitchens or cafeterias, personal showers or bathtubs, vaults, safes, and structural alterations and modifications of any type (“Specialty Alterations”.
12.7    Taxes. In addition to and wholly apart from Tenant’s obligation to pay Tenant’s Proportionate Share of Operating Expenses, Tenant shall be responsible for and shall pay prior to delinquency any taxes or governmental service fees, possessory interest taxes, fees or charges in lieu of any such taxes, capital levies, or other charges imposed upon, levied with respect to or assessed against its fixtures or personal property, on the value of Alterations within the Premises, and on Tenant’s interest pursuant to this Lease, or any increase in any of the foregoing based on such Alterations. To the extent that any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof as invoiced to Tenant by Landlord.
13.    SIGNS
13.1    Tenant’s Signage.
13.1.1    Exterior Monument Signage. Subject to the terms and conditions set forth in this Paragraph 13, Tenant shall have the right, at Tenant’s sole cost and expense, to install a sign identifying Tenant on the existing exterior monument sign identifying tenants of the Building (the “Tenant’s Exterior Monument Sign”), provided that (a) such signage shall comply with the Building’s standard signage program and guidelines and with all Applicable Laws and (b) the name, logo, typeface and graphic format of such signage shall be subject to Landlord’s prior approval. Landlord hereby approves the name “Freshworks” and a monochromatic version Tenant’s current logo as depicted on Exhibit H for use on the Tenant’s Exterior Monument Sign.
13.1.2    Ground Floor Lobby Sign. Subject to the terms and conditions set forth in this Paragraph 13, Tenant shall have the right, at Tenant’s sole cost and expense, to install one (1) sign on an interior wall of the lobby located on the first floor of the Building identifying Tenant (“Lobby Sign”) in a location designated by Landlord, provided that (a) such signage shall comply with the Building’s standard signage program and guidelines and with all Applicable Laws and (b) the name, logo, typeface and graphic format of such signage shall be subject to Landlord’s prior approval. Landlord hereby approves the name “Freshworks” and a monochromatic version of Tenant’s current logo as depicted on Exhibit H for use on the Lobby Sign.
13.1.3    Entrance Sign. Subject to the terms and conditions set forth in this Paragraph 13, Tenant shall have the right, at Tenant’s sole cost and expense, to install signage at the entrances to the Premises identifying Tenant (the “Tenant’s Entrance Signs”), provided that (a) such signage shall comply with the Building’s standard signage program and guidelines and with all Applicable Laws and (b) the name, logo, typeface and graphic format of such signage shall be subject to Landlord’s prior approval. Landlord hereby approves the name “Freshworks” and a monochromatic version of Tenant’s current logo as depicted on Exhibit H for use on the Tenant’s Entrance Sign.

13.1.4    Building Directory. Landlord shall include Tenant’s name in the electronic Building directory located in the lobby of the Building, to the extent such electronic Building directory is maintained by Landlord and available for use by tenants of the Building.
13.1.5    Restrictions. Tenant shall not place on any portion of the Premises any sign, poster, placard, lettering, banner, displays, graphic, advertising, or other material that is visible from the exterior of the Premises without Landlord’s prior written approval.
13.2    Governmental Approvals. Tenant, at Tenant’s expense, shall be responsible for obtaining all required permits and approvals for Tenant’s Exterior Monument Sign. Tenant’s Exterior Monument Sign must comply with all Applicable Laws. Landlord, at no cost to Landlord, shall cooperate with Tenant to obtain all required permits and approvals for Tenant’s Exterior Monument Sign. Tenant hereby acknowledges that, notwithstanding any approval by Landlord of Tenant’s Exterior Monument Sign, Landlord has made no representations or warranties to Tenant with respect to the probability of obtaining such permits and approvals, nor the availability or location of Tenant’s Exterior Monument Sign, and the failure of Tenant to obtain such permits and approvals shall not delay the Term Commencement Date or release Tenant from any obligations under this Lease.
13.3    Maintenance and Removal. Any signs, once approved by Landlord, shall be installed and removed only in strict compliance with Landlord’s approval and Applicable Laws, at Tenant’s expense, using a contractor first approved by Landlord to install same. Tenant, at its sole expense, shall maintain such sign in good condition and repair during the Term. Landlord may remove any signs (not first approved in writing by Landlord), advertisements, banners, placards or pictures so placed by Tenant on or visible from the exterior of the Premises or on the Building, the Common Areas or the Project and charge to Tenant the cost of such removal, together with any costs incurred by Landlord to repair any damage caused thereby, including any cost incurred to restore the surface upon which such sign was so affixed to its original condition. Prior to the expiration or earlier termination of this Lease, Tenant shall remove all of Tenant’s signs, repair any damage caused thereby, and restore the surface upon which the sign was affixed to its original condition, all to Landlord’s reasonable satisfaction, upon the expiration or earlier termination of this Lease.
13.4    Assignment and Subleasing. The right to install Tenant’s Exterior Monument Sign and the Lobby Sign granted in this Paragraph 13 shall not be assigned or subleased separate and apart from a Transfer of the Lease.
13.5    Rights Personal and Occupancy. Tenant’s right to install Tenant’s Exterior Monument Sign and Lobby Sign is personal to the Original Tenant or an assignee assuming the Lease in its entirety or a subtenant subleasing the entirety of the Premises provided that the Transfer to such assignee or subtenant has been approved by Landlord pursuant to Paragraph 22 or is a Permitted Transfer. No other assignee or subtenant shall have any right to install Tenant’s Exterior Monument Sign or Lobby Sign pursuant to this Paragraph 13. In addition, if at any time the then Tenant permitted to install Tenant’s Exterior Monument Sign and Lobby Sign (as provided in the first sentence of this Paragraph 13.5) occupies less than fifty percent (50%) of the Premises, Tenant’s rights to install Tenant’s Exterior Monument Sign and Lobby Sign shall automatically terminate and be of no further force or effect. In no event shall any subsequent increase in Tenant’s occupancy following any terminated rights pursuant to this Paragraph 13.5 result in a reinstatement of such rights.
14.    ENTRY BY LANDLORD
14.1    Right of Entry. After reasonable notice of at least forty-eight (48) hours, except in emergencies where no such notice shall be required, Landlord and Landlord’s agents and representatives,

shall have the right to enter the Premises to inspect the same, to clean, to perform such work as may be permitted or required hereunder, to make repairs, improvements or alterations to the Premises, Building or Project or to other tenant spaces therein, to deal with emergencies, to post such notices as may be permitted or required by law to prevent the perfection of liens against Landlord’s interest in the Project or to exhibit the Premises to prospective tenants, purchasers, encumbrancers or to others, or for any other purpose as Landlord may deem reasonably necessary or desirable; provided, however, that Landlord shall use reasonable efforts not to unreasonably interfere with Tenant’s business operations. Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Tenant’s vaults and safes or special security areas (designated in advance), and Landlord shall have the right to use any and all means which Landlord may deem reasonably necessary or proper to open said doors in an emergency, in order to obtain entry to any portion of the Premises, and any entry to the Premises or portions thereof obtained by Landlord by any of said means, shall not be construed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, actual or constructive, of Tenant from the Premises or any portions thereof. At any time within twelve (12) months prior to the expiration of the Term or following any earlier termination of this Lease or agreement to terminate this Lease, Landlord shall have the right to erect on the Premises, Building and/or Project a suitable sign indicating that the Premises are available for lease.
14.2    Waiver of Claims. Tenant acknowledges that Landlord, in connection with Landlord’s activities under this Paragraph 14, may, among other things, erect scaffolding or other necessary structures in the Project, limit or eliminate access to portions of the Project, including portions of the Common Areas, or perform work to the Building and/or within the Project, which work may create noise, dust, vibration, odors or leave debris in the Project. Landlord shall exercise commercially reasonable efforts to minimize interference with the conduct of Tenant’s access to or business in the Premises in performing activities under this Paragraph 14, but Tenant hereby agrees that such activities shall not: constitute an actual or constructive eviction of Tenant; entitle Tenant to any abatement of Rent; make Landlord liable to Tenant for any direct or indirect injury to or interference with Tenant’s business; or entitle Tenant to any compensation or damages for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements, or for any inconvenience or annoyance resulting from such activities, except to the extent caused by the gross negligence or willful misconduct of Landlord, its agents, employees or contractors.
15.    SERVICES AND UTILITIES
15.1    Services and Utilities Provided by Landlord. Provided there is no Event of Default hereunder, and subject to the provisions elsewhere herein contained and to the Rules and Regulations, Landlord shall furnish, or arrange for the applicable utility provider to furnish to the Premises, (a) hot and cold water for lavatory and drinking purposes, (b) electricity, (c) during Building Business Hours (except on Holidays), ventilation as provided by the Base Building Systems, and (d) elevator service, which shall mean service either by nonattended automatic elevators or elevators with attendants, or both, at the option of Landlord. Tenant acknowledges that Tenant has reviewed and accepts the water, electricity, ventilation and other utilities and services being supplied or furnished to the Premises as described in Schedule 1 of the Tenant Improvement Agreement and the LEED Design/Operational Requirements set forth in Exhibit G, as being sufficient for use of the Premises for reasonable and normal office use and suitable for the Permitted Use and for Tenant’s intended operations in the Premises.
15.2    Controls. Tenant agrees to keep and cause to be kept closed all window covering when reasonably necessary because of the sun’s position, and Tenant also agrees at all times to reasonably cooperate fully with Landlord and to abide by all of the regulations and requirements which Landlord may prescribe for the proper functioning and protection of the Base Building Systems. Wherever heat-generating machines, excess lighting or equipment are used in the Premises which affect the temperature otherwise maintained by the ventilation system, Landlord reserves the right to install supplementary air conditioning units in the Premises (after providing notice to Tenant and an opportunity to cure the excess use) and the cost thereof, including the cost of installation and the cost of operation and maintenance thereof, shall be paid by Tenant to Landlord within thirty (30) days after receipt of an invoice therefor. Tenant shall not without written consent of Landlord use any apparatus, equipment or device in the Premises, including without limitation, computers, electronic data processing machines, copying machines, and other machines, using excess lighting or using electric current, water, or any other resource in excess of or which will in any way increase the amount of electricity, water, or any other resource being furnished or supplied for the use of the Premises as described in Schedule 1 of the Tenant Improvement Agreement, the LEED Design/Operational Requirements and the Building plans for reasonable and normal office use, in each case as of the date Tenant takes possession of the Premises and as determined by Landlord, or which will require additions or alterations to or materially interfere with the Building power distribution systems; nor connect with electric current, except through existing electrical outlets in the Premises or water pipes, any apparatus, equipment or device for the purpose of using electrical current, water, or any other resource. If Tenant shall require water or electric current or any other resource in excess of that being furnished or supplied for the use of the Premises as described in Schedule 1 of the Tenant Improvement Agreement and the Building plans, Tenant shall first procure the written consent of Landlord to the use thereof, which consent shall not be unreasonably withheld, and Landlord may cause a special meter to be installed in the Premises so as to measure the amount of water, electric current or other resource consumed for any such other use. Tenant shall pay directly to Landlord within thirty (30) days after receipt of an invoice, as an addition to and separate from payment of Operating Expenses the cost of all such additional resources, energy, utility service and meters (and of installation, maintenance and repair thereof and of any additional circuits or other equipment necessary to furnish such additional resources, energy, utility or service). Landlord may add to the separate or metered charge a recovery of additional expense incurred in keeping account of the excess water, electric current or other resource so consumed. Following receipt of Tenant’s request to do so, Landlord shall use good faith efforts to restore any service specifically to be provided under Paragraph 15 that becomes unavailable and which is in Landlord’s reasonable control to restore; provided, however, that Landlord shall in no case be liable for any damages directly or indirectly resulting from nor shall the Rent or any monies owed Landlord under this Lease herein reserved be abated by reason of: (a) the installation, use or interruption of use of any equipment used in connection with the furnishing of any such utilities or services, or any change in the character or means of supplying or providing any such utilities or services or any supplier thereof; (b) the failure to furnish or delay in furnishing any such utilities or services when such failure or delay is caused by Force Majeure Events, or otherwise or because of any interruption of service due to Tenant’s use of water, electric current or other resource in excess of that being supplied or furnished for the use of the Premises as of the date Tenant takes possession of the Premises; (c) the inadequacy, limitation, curtailment, rationing or restriction on use of water, electricity, gas or any other form of energy or any other service or utility whatsoever serving the Premises or Project, whether by Applicable Law or otherwise; or (d) the partial or total unavailability of any such utilities or services to the Premises or the Building or the diminution in the quality or quantity thereof, whether by Applicable Law or otherwise; or (e) any interruption in Tenant’s business operations as a result of any such occurrence; nor shall any such occurrence constitute an actual or constructive eviction of Tenant or a breach of an implied warranty by Landlord. Landlord shall further have no obligation to protect or preserve any apparatus, equipment or device installed by Tenant in the Premises, including without limitation by providing additional or after-hours air circulation. Landlord shall be entitled to cooperate voluntarily and in a reasonable manner with the efforts of national, state or local governmental agencies or utility suppliers in reducing energy or other resource consumption. The obligation to make services available hereunder shall be subject to the limitations of any such voluntary, reasonable program. In addition, Landlord reserves the right to change the supplier or provider of any such utility or service from time to time. Tenant shall have no right to contract with or otherwise obtain any electrical or other such service for or with respect to the Premises or Tenant’s operations therein from any supplier or provider of any such service. Tenant shall reasonably cooperate with Landlord and any supplier or provider of such services designated by Landlord from time to time to facilitate the delivery of such services to Tenant at the Premises and to the Building and Project, including without limitation allowing Landlord and Landlord’s suppliers or providers, and their respective agents and contractors, reasonable access to the Premises for the purpose of installing, maintaining, repairing, replacing or upgrading such service or any equipment or machinery associated therewith.
15.3    Utility Meters and Charges. Tenant shall, as a component of the Tenant Improvement Work and at Tenant’s sole cost and expense, cause meters to be installed in the Premises that measure the use of electricity and gas within the Premises. Tenant shall pay, upon demand, for all utilities furnished to the Premises. If such utilities, including water, are not separately metered to Tenant, Tenant shall pay Tenant’s Proportionate Share of all charges jointly serving the Project in accordance with Paragraph 7. All sums payable under this Paragraph 15 shall constitute Additional Rent hereunder.
15.4    After Hours Air Circulation Service. Upon Tenant’s giving reasonable advance notice in making any request for air circulation outside of Building Business Hours, Landlord shall provide the same. Tenant agrees to pay, as Additional Rent, within thirty (30) days after demand therefor, a reasonable charge for such services, as determined by Landlord.
15.5    Services Providers. Tenant may contract separately with providers of telecommunications or cellular products, systems or services for the Premises, provided, however, that any such provider is subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed. Even though such products, systems or services may be installed or provided by such providers in the Building, in consideration for Landlord’s permitting such providers to provide such services to Tenant, Tenant agrees that Landlord and the Landlord Parties shall in no event be liable to Tenant or any Tenant Party for any damages of any nature whatsoever arising out of or relating to the products, systems or services provided by such providers (or any failure, interruption, defect in or loss of the same) or any acts or omissions of such providers in connection with the same or any interference in Tenant’s business caused thereby except as a result of the gross negligence or willful misconduct of Landlord or any of Landlord’s employees, agents, or contractors. Tenant waives and releases all rights and remedies against Landlord and the Landlord Parties that are inconsistent with the foregoing.
15.6    Consumption Data. Tenant acknowledges that Applicable Law may require Landlord to disclose certain energy consumption data for the Premises (“Tenant Energy Use Disclosure”). Tenant consents to such Tenant Energy Use Disclosure, and agrees to provide Landlord with information about Tenant’s separately metered energy consumption at the Premises (such as providing copies of Tenant’s utility bills) as may be reasonably necessary to allow Landlord to make the Tenant Energy Use Disclosure or, at Landlord’s option, execute and deliver to Landlord an instrument enabling Landlord to obtain such information from the energy provider. Tenant hereby (a) consents to all such Tenant Energy Use Disclosures, and (b) acknowledges that. Landlord shall not be required to notify Tenant of any Tenant Energy Use Disclosure. Tenant hereby releases Landlord from any claims, losses, costs, damages, expenses and liabilities arising out of, resulting from, or otherwise relating to the making of any Tenant Energy Use Disclosure. The terms of this Paragraph 15.6 shall survive the expiration or earlier termination of this Lease.
15.7    Interruption of Utilities. There shall be no abatement of rent and Landlord shall not be liable in any respect whatsoever, for the inadequacy, stoppage, interruption or discontinuance of any utility or service due to riot, strike, labor dispute, breakdown, accident, repair, in cooperation with governmental request or directions, or any other cause whatsoever, unless caused by the negligence or willful misconduct of Landlord or its employees, agents or contractors. Any interruption or discontinuance of service shall not, except as otherwise provided by Applicable Laws, be deemed an eviction or disturbance of Tenant’s use and possession of the Premises, or any part thereof, nor shall it render Landlord liable to Tenant for any injury, loss or damage by abatement of rent or otherwise, nor shall it relieve Tenant from performance of Tenant’s obligations under this Lease. Notwithstanding the foregoing, if Tenant is prevented from using, and does not use, the Premises or any material portion thereof as a consequence of a cessation of utilities (i) not caused by Tenant or any Tenant Party and either within the reasonable control of Landlord to correct or covered by rental interruption insurance then carried by Landlord or (ii) caused by the negligence or willful misconduct of Landlord or Landlord’s employees, agents or contractors (each, a “Utility Cessation Event”), then Tenant shall give Landlord notice of such Utility Cessation Event, and if such Utility Cessation Event continues for more than five (5) consecutive Business Days after Landlord’s receipt of such notice (“Utility Cessation Abatement Period”), then the Base Rent and Tenant’s Proportionate Share of Operating Expenses shall be abated after expiration of the Utility Cessation Abatement Period and continuing for such time that Tenant continues to be so prevented from using, and does not use, the Premises or any material portion thereof, in the proportion that the rentable square footage of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable square footage of the Premises.
16.    SECURITY SERVICES AND ACCESS CONTROL
16.1    Security Services. Landlord shall have the right from time to time to adopt such policies, procedures and programs as it shall, in Landlord’s reasonable discretion, deem necessary or appropriate for the security of the Project taking into consideration policies, procedures and programs adopted for Comparable Buildings and the character of the surrounding community. Tenant shall reasonably cooperate with Landlord in the enforcement of, and shall comply with, the policies, procedures and programs reasonably adopted by Landlord insofar as the same pertain to Tenant or any Tenant Parties. Tenant acknowledges that the safety and security devices, services and programs provided by Landlord from time to time, if any, may not prevent theft or other criminal acts, or insure the safety of persons or property, and Tenant expressly assumes the risk that any safety device, service or program may not be effective or may malfunction or be circumvented. Except to the extent damages are caused by the gross negligence or willful misconduct of Landlord, Landlord shall not be liable in any manner to Tenant or any other Tenant Parties for any acts (including criminal acts) of others, or for any direct, indirect, or consequential damages, or any injury or damage to, or interference with, Tenant’s business, including, but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, or other loss or damage, bodily injury or death, related to any malfunction, circumvention or other failure of any security services which Landlord may provide pursuant to this Paragraph 16.1, or for the failure of any of the foregoing security services to prevent bodily injury, death, or property damage, or loss, or to apprehend any person suspected of causing such injury, death, damage or loss.
16.2    Access. Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days a week. Tenant assumes responsibility for controlling access to the Premises and may install its own security system pursuant to Paragraph 16.3, provided that Landlord shall at all times have access to the Premises in the event of an emergency and as necessary to provide the services and perform the obligations of Landlord under this Lease.
16.3    Tenant’s Security Equipment. Tenant shall have the right to institute such security measures entirely within the Premises as it may determine in its sole discretion, at Tenant’s sole cost and expense and at no cost to Landlord, including, without limitation, the installation of key-card systems, security lighting and video monitoring equipment (collectively, “Tenant’s Security Equipment”), subject to all Applicable Laws, fire rating requirements and any so-called “fail safe open” requirements. At Tenant’s sole cost, Tenant shall be permitted to tie Tenant’s Security Equipment into the Base

Building Systems if requested by Tenant provided that (a) Tenant’s Security Equipment is compatible with the Base Building Systems and (b) Tenant’s Security System does not materially and adversely interfere with the Base Building Systems. Landlord must have the ability, at all times, to access the stairwells and to activate any such Tenant Security Equipment; provided, however, that, except in the event of an emergency, Landlord shall not deactivate Tenant’s Security System, whether in connection with inspection, maintenance or repair of the Building’s fire/life safety system or otherwise, without providing reasonable prior notice to Tenant an addressing any concerns of Tenant to Tenant’s reasonable satisfaction prior to implementing any deactivation. Tenant shall keep and maintain any Tenant’s Security Equipment in good working order, condition and repair throughout the Term. In no event shall Tenant be entitled to any credit against Rent (including Tenant’s Proportionate Share of Operating Expenses) or to any exclusions from Operating Expenses in the determination of Tenant’s Proportionate Share of Operating Expenses. as a result of Tenant’s election to provide security measures or equipment to its Premises. Prior to the expiration or earlier termination of this Lease, Tenant shall, upon written request by Landlord, remove the Tenant’s Security Equipment and associated wiring and repair any damage to the Premises or the Building caused by such removal unless, at the time of installation of the Tenant’s Security Equipment, Tenant requested Landlord to advise Tenant whether or not Landlord would require removal of Tenant’s Security Equipment and associated wiring at the expiration or earlier termination of the Lease and Landlord notified Tenant in writing that Landlord would not require such removal. Prior to installation of Tenant’s Security Equipment, Landlord shall notify Tenant whether or not it will require Tenant to remove Tenant’s Security Equipment and associated wiring and repair any damage to the Premises or the Building caused by such removal.
17.    SUBORDINATION AND NON-DISTURBANCE
Subject to the terms and conditions of this Paragraph 17, this Lease shall be and is hereby declared to be subject and subordinate at all times to: (a) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Premises and/or the land upon which the Building and Project are situated, or both; and (b) any mortgage or deed of trust which may now exist or be placed upon the Building, the Project and/or the land upon which the Building or the Project are situated, or said ground leases or underlying leases, or Landlord’s interest or estate in any of said items which is specified as security (such leases, mortgages and deeds of trust are referred to herein, collectively, as “Superior Interests”), and all advances made upon the security of such mortgages or deeds of trust, all without the necessity of any further instrument executed or delivered by or on the part of Tenant for the purpose of effectuating such subordination, unless the holder of any such Superior Interest (each, a “Security Holder”) requires in writing that this Lease be superior thereto. Upon any termination or foreclosure (or any delivery of a deed in lieu of foreclosure) of any Superior Interest, Tenant, upon request, shall attorn to the Security Holder or foreclosure sale purchaser or any successor thereto and shall recognize such party as the lessor hereunder provided such Security Holder, purchaser or successor thereto accepts all of the terms, covenants and conditions of this Lease and agrees not to disturb Tenant’s occupancy so long as there is no Event of Default hereunder. Tenant agrees with Security Holder that if Security Holder or any foreclosure sale purchaser or successor thereto shall succeed to the interest of Landlord under this Lease, such Security Holder, purchaser or any successor thereto shall not be (i) liable for any action or omission of any Landlord under this Lease arising prior to such Security Holder, purchaser or successor acquiring title to and possession of the Premises, or (ii) subject to any offsets, defenses or counterclaims which Tenant might have against any prior Landlord, or (iii) bound by any Rent which Tenant might have paid for more than the current month to any prior Landlord, or (iv) bound by any modification or amendment of this Lease not consented to by such Security Holder, purchaser or any successor thereto. Within ten (10) Business Days after request by Landlord, Tenant covenants and agrees to execute and deliver commercially reasonable instruments evidencing such subordination of this Lease to any such Superior Interest, and such attornment, as may be required by Landlord or by the Security Holder of such Superior Interest. Concurrently with the execution of this Lease, Landlord shall provide Tenant with a subordination, non-disturbance and attornment agreement (an “SNDA”) from the Security Holder existing as of the Lease Date in the Security Holder’s form of agreement, subject to commercially reasonably modifications as may be agreed upon by Tenant and Security Holder. Subordination of this Lease to any further Security Holder shall be conditioned on such Security Holder entering into a commercially reasonably SNDA.
18.    FINANCIAL STATEMENTS
If at any time Tenant is not a publicly traded company, at Landlord’s request from time to time, Tenant shall deliver to Landlord a copy, certified by an officer of Tenant as being a true and correct copy, of Tenant’s most recent audited financial statement, or, if unaudited, certified by Tenant’s chief financial officer as being true, complete and correct in all material respects which Landlord shall use solely for purposes of this Lease and in connection with the ownership, management, financing and disposition of the Project. Tenant hereby authorizes Landlord to obtain one or more credit reports on Tenant at any time, and shall execute such further authorizations as Landlord may reasonably require in order to obtain a credit report. Landlord shall not request the information set forth above more than once per calendar year except if required in connection with a potential sale, investment or financing of the Building or the Project or any interest of Landlord therein. Landlord agrees to maintain all such financial information on a strictly confidential basis; provided, however, that Landlord shall be entitled to share such financial information with those investors or lenders of Landlord, prospective investors or lenders or Landlord or purchasers or prospective purchasers of the Building or Project desirous of reviewing the same, provided any such party shall similarly agree in writing to maintain such financial information on a strictly confidential basis.
19.    ESTOPPEL CERTIFICATE
Tenant agrees from time to time, within ten (10) Business Days after request of Landlord, to deliver to Landlord, or Landlord’s designee, an estoppel certificate stating that this Lease is in full force and effect, that this Lease has not been modified (or stating all modifications, written or oral, to this Lease), the date to which Rent has been paid, the unexpired portion of this Lease, that, to Tenant’s knowledge, there are no current defaults by Landlord or Tenant under this Lease (or specifying any such defaults), that the leasehold estate granted by this Lease is the sole interest of Tenant in the Premises and/or the land at which the Premises are situated, and such other matters pertaining to this Lease as may be reasonably requested by Landlord or any mortgagee, beneficiary, purchaser or prospective purchaser of the Building or Project or any interest therein. Failure by Tenant to execute and deliver such certificate within such ten (10) Business Day period shall constitute an acceptance of the Premises and acknowledgment by Tenant that the statements included are true and correct without exception. Landlord and Tenant intend that any statement delivered pursuant to this Paragraph may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of the Building or Project or any interest therein. The parties agree that Tenant’s obligation to furnish such estoppel certificates in a timely fashion is a material inducement for Landlord’s execution of this Lease, and shall be an Event of Default if Tenant fails to fully comply or makes any material misstatement in any such certificate.
20.    SECURITY DEPOSIT
20.1    Delivery of Letter of Credit. Concurrently with the execution and delivery of this Lease, Tenant shall deliver to Landlord, as protection for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer (or which Landlord reasonably estimates that it may suffer) as a result of any Event of Default by Tenant under this Lease, an irrevocable and unconditional negotiable standby letter of credit (the “Letter of Credit”) in an amount of One Million Nineteen Thousand Two Hundred Ten and 40/100 Dollars ($1,019,210.40) (the “Letter of

Credit Amount”), payable upon presentation to an operating retail branch located in the San Francisco Bay Area, running in favor of Landlord and issued by a solvent, nationally recognized bank with assets in excess of Forty Billion Dollars ($40,000,000,000) and with a long term rating from Standard and Poor’s Professional Rating Service of A or a comparable rating from Moody’s Professional Rating Service or higher, under the supervision of the Superintendent of Banks of the State of California. The Letter of Credit shall (a) be “callable” at sight, irrevocable and unconditional, (b) be maintained in effect, whether through renewal (pursuant to a so-called “evergreen provision”) or extension, for the period from the Delivery Date, until the date (the “LC Expiration Date”) that is sixty (60) days after the Expiration Date (as the same may be extended), and Tenant shall deliver to Landlord a new Letter of Credit, certificate of renewal or extension amendment at least sixty (60) days prior to the expiration of the Letter of Credit then held by Landlord, without any action whatsoever on the part of Landlord, (c) be fully transferrable by Landlord, its successors and assigns, (d) be payable to Landlord, Security Holder or their assignees (the “Beneficiary”); (e) require that any draw on the Letter of Credit shall be made only upon receipt by the issuer of a letter signed by a purported authorized representative of the Beneficiary certifying that the Beneficiary is entitled to draw on the Letter of Credit pursuant to this Lease; (f) permit partial draws and multiple presentations and drawings; and (g) be otherwise subject to the Uniform Customs and Practices for Documentary Credits (2007-Rev) or International Chamber of Commerce Publication #600. In addition to the foregoing, the form and terms of the Letter of Credit and the bank issuing the same (the “Bank”) shall be acceptable to Landlord and Security Holder, in their respective reasonable discretion, provided that Landlord hereby approves Silicon Valley Bank as an issuing Bank and the form letter of credit attached hereto as Exhibit I for the issuance of the initial Letter of Credit. If Landlord notifies Tenant in writing that the Bank which issued the Letter of Credit has become financially unacceptable because the above requirements are not met or the Bank has filed bankruptcy or reorganization proceedings or is placed into a receivership or conservatorship, or the financial condition of the Bank has changed in any other materially adverse way, then Tenant shall have thirty (30) days to provide Landlord with a substitute Letter of Credit complying with all of the requirements of this Paragraph 20. If Tenant does not so provide Landlord with a substitute Letter of Credit within such thirty (30) day period, then Beneficiary shall have the right to draw upon the then current Letter of Credit. In addition to Beneficiary’s rights to draw upon the Letter of Credit as otherwise described in this Paragraph 20, Beneficiary shall have the right to draw down an amount up to the face amount of the Letter of Credit if any of the following shall have occurred or be applicable: (i) an Event of Default of Tenant has occurred; (ii) an event has occurred which, with the passage of time or giving of notice or both, would constitute an Event of Default of Tenant where Landlord is prevented from, or delayed in, giving such notice because of a bankruptcy or other insolvency proceeding; (iii) this Lease is terminated by Landlord due to an Event of Default by Tenant; (iv) Tenant has filed a voluntary petition under the U.S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”), (v) an involuntary petition has been filed against Tenant under the Bankruptcy Code, or (vi) the Bank has notified Landlord that the Letter of Credit will not be renewed or extended through the LC Expiration Date and Tenant has not provided a replacement Letter of Credit that satisfies the requirements of this Paragraph 20 within thirty (30) days prior to the expiration of the Letter of Credit. The Letter of Credit will be honored by the Bank regardless of whether Tenant disputes Landlord’s right to draw upon the Letter of Credit. Tenant shall be responsible for paying the Bank’s fees in connection with the issuance of any Letter of Credit, certificate of renewal or extension amendment.
20.2    Transfer of Letter of Credit. The Letter of Credit shall provide that Landlord, its successors and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all or any portion of its interest in and to the Letter of Credit to another party, person or entity. In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the Letter of Credit, in whole, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor arising after such transfer, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer, and Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith.
20.3    In General. If for any reason the amount of the Letter of Credit becomes less than the Letter of Credit Amount, Tenant shall, within ten (10) Business Days thereafter, either provide Landlord with a cash security deposit equal to such difference or provide Landlord with additional letter(s) of credit in an amount equal to the deficiency (or a replacement letter of credit in the total Letter of Credit Amount or an amendment to the existing Letter of Credit to increase the Letter of Credit Amount by the deficiency), and any such additional (or replacement) letter of credit or letter of credit amendments shall comply with all of the provisions of this Paragraph 20, and if Tenant fails to comply with the foregoing, then, notwithstanding anything to the contrary contained in Paragraph 20.1 above, the same shall constitute an default by Tenant under this Lease (without the need for any additional notice and/or cure period). Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the LC Expiration Date, Landlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than thirty (30) days prior to the expiration of the Letter of Credit), which shall be irrevocable and automatically renewable as above provided through the LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its reasonable discretion. However, if the Letter of Credit is not timely renewed, or if Tenant fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this Paragraph 20, Beneficiary shall have the right to present the Letter of Credit to the Bank in accordance with the terms of this Paragraph 20, and the proceeds of the Letter of Credit may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due (subject to applicable notice and cure periods) and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease (subject to applicable notice and cure periods), including, but not limited to, all damages or rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code. Any unused proceeds shall constitute the property of Landlord and need not be segregated from Landlord’s other assets. Landlord agrees to pay to Tenant within forty five (45) days after the Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease (including, but not limited to, all damages or rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code); provided, however, that if prior to the LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.
20.4    Application of Letter of Credit. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any Event of Default on the part of Tenant under this Lease. If Tenant shall breach any provision of this Lease or otherwise be in default hereunder, in each case beyond applicable notice and cure periods, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the Letter of Credit, in part or in whole, to cure any breach or default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained or that Landlord reasonably estimates that it will sustain resulting from Tenant’s breach or default, including, but not limited to, all damages or rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code. The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any Applicable Laws, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and the use, application or retention of the Letter of Credit shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a “draw” by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the Letter of Credit. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant agrees and acknowledges that (a) the Letter of Credit constitutes a separate and independent contract between Landlord and the Bank, (b) Tenant is not a third party beneficiary of such contract, and (c) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the U.S. Bankruptcy Code or otherwise.
20.5    Security Deposit. Any proceeds drawn under the Letter of Credit and not applied as set forth above shall be held by Landlord as a security deposit (the “Deposit”). No trust relationship is created herein between Landlord and Tenant with respect to the Deposit, and Landlord shall not be required to keep the Deposit separate from its general accounts. The Deposit shall be held by Landlord as security for the faithful performance by Tenant of all of the provisions of this Lease to be performed or observed by Tenant. If Tenant fails to pay any Rent, or otherwise defaults with respect to any provision of this Lease, beyond any applicable notice and cure period, Landlord may (but shall not be obligated to), and without prejudice to any other remedy available to Landlord, use, apply or retain all or any portion of the Deposit for the payment of any Rent in default or for the payment of any other sum to which Landlord may become obligated by reason of Tenant’s default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby, including, without limitation, prospective damages and damages recoverable pursuant to California Civil Code Section 1951.2. Tenant waives the provisions of California Civil Code Section 1950.7 (except subsection (b)), or any similar or successor laws now or hereinafter in effect, that restrict Landlord’s use or application of the Deposit, or that provide specific time periods for return of the Deposit. Without limiting the generality of the foregoing, Tenant expressly agrees that if Landlord terminates this Lease due to an Event of Default or if Tenant terminates this Lease in a bankruptcy proceeding, Landlord shall be entitled to hold the Deposit until the amount of damages recoverable pursuant to California Civil Code Section 1951.2 is finally determined. If Landlord uses or applies all or any portion of the Deposit as provided above, Tenant shall within ten (10) Business Days after demand therefor, deposit cash with Landlord in an amount sufficient to restore the Deposit to the full amount thereof, and Tenant’s failure to do so shall, at Landlord’s option, be an Event of Default under this Lease. At any time that Landlord is holding proceeds of the Letter of Credit pursuant to this Paragraph 20.5, Tenant may deposit a Letter of Credit that complies with all requirements of this Paragraph 20, in which event Landlord shall return the Deposit to Tenant within ten (10) days after receipt of the Letter of Credit. If Tenant performs all of Tenant’s obligations hereunder, the Deposit, or so much thereof as has not previously been applied by Landlord, shall be returned, without payment of interest or other increment for its use, to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) within forty five (45) days following the later of the expiration of the Term or Tenant’s vacation and surrender of the Premises in accordance with the requirements of this Lease. Upon termination of Landlord’s interest in this Lease, if Landlord transfers the Deposit (or the amount of the Deposit remaining after any permitted deductions) to Landlord’s successor in interest, and thereafter notifies Tenant of such transfer and the name and address of the transferee, then Landlord shall be relieved of any further liability with respect to the Deposit.
20.6    Reduction of Letter of Credit for Public Offering. If (a) at any date after the Lease Date, the stock of Tenant has been issued in a public offering and is sold on either the NYSE or NASDAQ for a net price which equates to a market capitalization of Tenant of at least Two Billion Dollars ($2,000,000,000) on the day following the expiration or termination of any and all required “lock-up” periods or equivalent restrictions on the trading or sale of shares by deemed company insiders applicable to such public offering, (b) the applicable LC Reduction Milestone Date has occurred, (c) Tenant has maintained a market capitalization of at least Two Billion Dollars ($2,000,000,000) for each of the three (3) consecutive calendar quarters ending immediately prior to the applicable LC Reduction Milestone Date, and (d) no Event of Default has occurred in the twelve (12) month period preceding the applicable LC Reduction Milestone Date (collectively, “Public Offering LC Reduction Conditions”), then the Letter of Credit Amount shall be reduced to the Adjusted Letter of Credit Amount applicable to such LC Reduction Milestone Date.

LC Reduction Milestone Date	Adjusted Letter of Credit Amount
The first day of the 37th full calendar month following the Term Commencement Date	$742,194.24
The first day of the 61st full calendar month following the Term Commencement Date	$393,321.34
Provided that Tenant tenders the replacement or amended Letter of Credit to Landlord satisfying each and all of the requirements set forth in this Paragraph 20, Landlord shall exchange the Letter of Credit then held by Landlord for the replacement Letter of Credit tendered by Tenant or accept and acknowledge the amendment to the Letter of Credit then held by Landlord, as applicable, reflecting the reduced Letter of Credit Amount pursuant to this Paragraph 20.6.
21.    LIMITATION OF REMEDIES
21.1    Limitation on Tenant’s Remedies.
NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) SHALL BE LIMITED TO THE LESSER OF (A) THE INTEREST OF LANDLORD IN THE BUILDING AND PARCEL OF LAND ON WHICH THE BUILDING IS LOCATED AND THE RENTS, ISSUES AND PROFITS THEREOF, OR (B) THE EQUITY INTEREST LANDLORD WOULD HAVE IN THE BUILDING AND PARCEL OF LAND ON WHICH THE BUILDING IS LOCATED IF THE SAME WERE ENCUMBERED BY THIRD PARTY DEBT IN AN AMOUNT EQUAL TO 70% OF THE VALUE OF THE PROPERTY AND THE RENTS, ISSUES AND PROFITS THEREOF. TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE BUILDING AND SUCH PARCEL OF LAND FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD OR ANY LANDLORD PARTY. NEITHER LANDLORD NOR ANY LANDLORD PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY, AND IN NO EVENT SHALL LANDLORD OR ANY LANDLORD PARTY BE LIABLE TO TENANT FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND ANY MORTGAGEE(S) OF LANDLORD

WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT. ANY LIEN OBTAINED TO ENFORCE ANY SUCH JUDGMENT AND ANY LEVY OF EXECUTION THEREON SHALL BE SUBJECT AND SUBORDINATE TO ANY LIEN, MORTGAGE OR DEED OF TRUST ON THE BUILDING AND PARCEL OF LAND ON WHICH THE BUILDING IS LOCATED. UNDER NO CIRCUMSTANCES SHALL TENANT HAVE THE RIGHT TO OFFSET AGAINST OR RECOUP RENT OR OTHER PAYMENTS DUE AND TO BECOME DUE TO LANDLORD HEREUNDER EXCEPT AS EXPRESSLY PROVIDED IN PARAGRAPHS 15.7, 24.2 AND 25.8 OF THIS LEASE, WHICH RENT AND OTHER PAYMENTS SHALL BE ABSOLUTELY DUE AND PAYABLE HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF.
21.2    Limitation on Landlord’s Remedies.
In no event shall Tenant be liable to Landlord for any lost profit, damage to or loss of business or any form of special, indirect or consequential; provided, however, that that the foregoing shall not limit Tenant’s liability for consequential damages that may be suffered by Landlord in connection with (a) any holding over in the Premises after the expiration or earlier termination of this Lease pursuant to Paragraph 26 or (b) any breach by Tenant of the terms and conditions set forth in Paragraph 4.4. Further, nothing contained in this Paragraph 21.2 shall affect Landlord’s rights and remedies under Paragraph 27.2 above, including the remedy afforded Landlord by California Civil Code Section 1951.2(a)(4) and more specifically described in Paragraph 27.2.1.
22.    ASSIGNMENT AND SUBLETTING
22.1    Restriction on Transfers. Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed beyond fifteen (15) Business Days following Landlord’s receipt of a Notice of Proposed Transfer pursuant to Paragraph 22.2 below: (a) assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, by operation of law or otherwise; (b) sublet the Premises or any part thereof; or (c) permit the use of the Premises by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any Person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”).
22.2    Notice of Proposed Transfer; Standards of Approval. If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing (“Notice of Proposed Transfer”). Any such Notice of Proposed Transfer shall include: (a) the proposed effective date which shall not be less than thirty (30) days after the date of Tenant’s Notice of Proposed Transfer, (b) the portion of the Premises to be Transferred (herein called the “Subject Space”), (c) the terms of the proposed Transfer and the consideration therefor, the name and address of the proposed Transferee, a copy of all documentation pertaining to the proposed Transfer, (d) financial statements of the proposed Transferee for the three (3) year period immediately preceding the Notice of Proposed Transfer (or, if the proposed Transferee has been in existence for less than three (3) years, for such shorter period as may be applicable) certified by an officer, partner or owner thereof and any other information reasonably necessary to enable Landlord to determine the financial responsibility (including, without limitation, bank references and contacts at other of Tenant’s funding sources) of the proposed Transferee, and a description of the nature of such Transferee’s business and proposed use of the Subject Space, and (e) such other information as Landlord may reasonably require. Landlord shall give Tenant written notice of its approval or disapproval of a proposed Transfer within ten (10) Business Days after receipt of the Notice of Proposed Transfer (including the information required above). Without limiting the grounds on which it may be reasonable for Landlord to withhold its consent to a proposed Transfer, Tenant acknowledges that Landlord may reasonably withhold its consent in the following instances: (i) if there exists an Event of Default by Tenant of its obligations under this Lease; (ii) if the Transferee is a governmental or quasi-governmental agency, foreign or domestic; (iii) if the Transferee is an existing tenant in the Project unless Landlord does not have space currently or coming available in the Project comparable to the Premises (or that portion being subleased) in size, location and floor level that will satisfy the existing tenant’s facility and timing needs; (iv) if Tenant has not demonstrated to Landlord’s satisfaction that the Transferee is financially responsible with sufficient Net Worth (as defined in Paragraph 22.7 below) to meet the financial and other obligations of this Lease; (v) if, in Landlord’s sole but reasonable judgment, the Transferee’s business, use and/or occupancy of the Premises would (A) violate any of the terms of this Lease or the lease of any other tenant in the Project, (B) not be comparable to and compatible with the types of use by other tenants in the Project, (C) require any Alterations which would reduce the value of the existing leasehold improvements in the Premises, or (D) result in increased density per floor or require increased services by Landlord; (vi) in the case of a sublease, it would result in more than two (2) occupancies within the Premises; or (vii) the Transferee has submitted to Landlord a bona fide offer during the six (6) month period immediately preceding the date of the Notice of Proposed Transfer to lease space in the Project unless Landlord does not have space currently or coming available in the Project comparable to the Premises (or that portion being subleased) in size, location and floor level that will satisfy the prospective Transferee’s facility and timing needs. Any Transfer made without complying with this Paragraph shall, at Landlord’s option, be null, void and of no effect, and/or shall constitute an Event of Default under this Lease. Whether or not Landlord shall grant consent, Tenant shall pay, within thirty (30) days after written request by Landlord, any reasonable out-of-pocket legal fees incurred by Landlord in connection with any proposed Transfer.
22.3    Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay Landlord fifty percent (50%) of any Transfer Premium derived by Tenant from such Transfer. “Transfer Premium” shall mean all rent, additional rent or other consideration paid by such Transferee for the Transfer (including, but not limited to, payments in excess of fair market value for Tenant’s assets, trade fixtures, equipment and other tangible personal property, but excluding any intangible property) in excess of the Rent payable by Tenant under this Lease (on a monthly basis during the Term, and on a per rentable square foot basis, if less than all of the Premises is transferred), after deducting Permitted Transfer Costs. As used herein, “Permitted Transfer Costs” means the actual costs incurred and paid by Tenant for (a) any leasing commissions (not to exceed commissions typically paid the San Mateo office market at the time of such Transfer), (b) improvement allowances provided to the Transferee or improvement costs incurred by Tenant for the Transfer, and (c) reasonable legal fees and expenses paid in connection with documenting, reviewing and approving the Transfer. For purposes of the foregoing calculation, the leasing commissions shall be amortized on a straight-line basis over the term of the applicable Transfer. If part of the consideration for such Transfer shall be payable other than in cash, Landlord’s share of such non-cash consideration shall be in such form as is reasonably satisfactory to Landlord. If Tenant shall enter into multiple Transfers, the Transfer Premium payable to Landlord shall be calculated independently with respect to each Transfer. The Transfer Premium due Landlord hereunder shall be paid within thirty (30) days after Tenant receives any Transfer Premium from the Transferee. Landlord or its authorized representatives shall have the right at all reasonable times to review the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. The parties acknowledge that no Transfer Premium shall be payable in connection with a Transfer to a Permitted Transferee.
22.4    Terms of Consent. If Landlord consents to a Transfer: (a) the terms and conditions of this Lease, including among other things, Tenant’s liability for the Subject Space, and Rent with respect thereto, shall in no way be deemed to have been released, waived or modified, (b) such consent shall not be deemed consent to any further Transfer by either Tenant or the Transferee, (c) no Transferee (other than a Permitted Assignee as may be expressly permitted hereunder) shall succeed to any rights provided in this Lease or any amendment hereto to extend the Term, expand the Premises, or lease additional space, any such rights being deemed personal to Tenant, (d) Tenant shall deliver to Landlord promptly after execution, an executed copy of all documentation pertaining to the Transfer, and (e) Tenant shall furnish upon Landlord’s request a complete statement, certified by Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer. Each Transferee under an assignment of this Lease, other than Landlord, must expressly assume all of the provisions, covenants and conditions of this Lease on the part of Tenant thereafter to be kept and performed. No subtenant shall have the right to further Transfer its interest in the Subject Space, except in accordance with this Paragraph 22.
22.5    Landlord’s Recapture Right. Notwithstanding anything to the contrary contained in this Paragraph 22, in the event that Tenant contemplates a Transfer, Tenant shall give Landlord notice (the “Intention to Transfer Notice”) of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined); provided, however, that Landlord hereby acknowledges and agrees that Tenant shall have no obligation to deliver an Intention to Transfer Notice hereunder, and Landlord shall have no right to recapture space with respect to, (a) a sublease of less than the entire Premises, or (b) a Permitted Transfer. The Intention to Transfer Notice shall specify the contemplated date of commencement of the Contemplated Transfer (the “Contemplated Effective Date”), and the contemplated length of the term of such contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Paragraph 22.5 in order to allow Landlord to elect to recapture the Premises for the remainder of the Term. Thereafter, Landlord shall have the option, by giving written notice to Tenant (the “Recapture Notice”) within fifteen (15) days after receipt of any Intention to Transfer Notice, to recapture the Premises. Tenant shall have ten (10) days after receipt of the Recapture Notice to withdraw the Intention to Transfer Notice which triggered the Recapture Notice. Should the Intention to Transfer Notice be withdrawn, no recapture shall occur and Tenant shall remain in possession. Any recapture under this Paragraph 22.5 shall cancel and terminate (or suspend if not for the remainder of the Term) this Lease with respect to the Premises as of the Contemplated Effective Date. If Landlord declines, or fails to elect in a timely manner, to recapture the Premises under this Paragraph 22.5, then, subject to the other terms of this Paragraph 22, for a period of six (6) months (the “Six Month Period”) commencing on the last day of such fifteen (15) day period, Landlord shall not have any right to recapture the Premises with respect to any Transfer made during the Six Month Period; provided however, that any such Transfer shall be subject to the remaining terms of this Paragraph 22. If such a Transfer is not so consummated within the Six Month Period (or if a Transfer is so consummated, then upon the expiration of the term of any Transfer of the Premises consummated within such Six Month Period), Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect any contemplated Transfer, as provided above in this Paragraph 22.5.
22.6    Certain Transfers. For purposes of this Lease, but subject to the provisions of Paragraph 22.7 below, the term “Transfer” shall also include (a) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of a general partner or fifty percent (50%) or more of the partners, or a transfer of fifty percent (50%) or more of partnership interests, or the dissolution of the partnership; (b) if Tenant is a limited liability company, the withdrawal or change, voluntary, involuntary, or by operation of law, of fifty percent (50%) or more of the members, or a transfer of fifty percent (50%) or more of the membership interests, or the dissolution of the limited liability company; and (c) if Tenant is a corporation, the dissolution, merger, consolidation or other reorganization of Tenant, or the sale or other transfer of fifty percent (50%) or more of the voting shares of Tenant (other than transfers to immediate family members by reason of gift or death), or the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) or more of Tenant’s net assets. No (i) issuance of stock of Tenant in a public offering or sale on a public stock exchange of Tenant’s stock or (ii) the issuance of any stock preferences or other equity interest of Tenant in connection with raising additional financing or capital that does not result in a change in Control shall be deemed to be a “Transfer” for purposes of this Lease or subject to the terms and conditions of this Paragraph 22.
22.7    Permitted Transfers. Notwithstanding anything to the contrary contained in this Paragraph 22, as long as no Event of Default by Tenant has then occurred and is continuing, Tenant may assign this Lease or sublet any portion of the Premises (hereinafter collectively referred to as a “Permitted Transfer”) to (a) an affiliate of Tenant (an entity which is Controlled by, Controls, or is under common Control with, Tenant), (b) any successor entity to Tenant by way of merger, consolidation or other non-bankruptcy corporate reorganization or (c) an entity which acquires all or substantially all of Tenant’s assets (a “Permitted Transferee”); provided that (i) at least ten (10) Business Days prior to the Transfer (or ten (10) Business Days after the Transfer if prior notice of such Transfer is prevented by Applicable Laws or confidentiality restrictions), Tenant notifies Landlord of such Transfer, and supplies Landlord with any documents or information reasonably requested by Landlord regarding such Transfer or Permitted Transferee, including, but not limited to, copies of the sublease or instrument of assignment and copies of documents establishing to the reasonable satisfaction of Landlord that the transaction in question is one permitted under this Paragraph 22.7, (ii) at least ten (10) Business Days prior to the Transfer (or ten (10) Business Days after the Transfer if prior notice of such Transfer is prevented by Applicable Laws or confidentiality restrictions), Tenant furnishes Landlord with a written document executed by the proposed Permitted Transferee in which, in the case of an assignment, such entity assumes all of Tenant’s obligations under this Lease thereafter to be performed, and, in the case of a sublease, such entity agrees to sublease the Subject Space subject to this Lease, (iii) in the case of an assignment, the successor entity must have a net worth (computed in accordance with generally accepted accounting principles, except that intangible assets such as goodwill, patents, copyrights, and trademarks shall be excluded in the calculation (“Net Worth”)) at the time of the Transfer that is at least equal to the Net Worth of Tenant immediately prior to such Transfer, and (iv) any such proposed Transfer is not, whether in a single transaction or in a series of transactions, entered into as a subterfuge to evade the obligations and restrictions relating to Transfers set forth in this Paragraph 22.7. “Control,” as used in this Paragraph 22.7, shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity. For purposes of this Lease, the term “Permitted Assignee” shall mean a Permitted Transferee to whom Tenant assigns all of its right, title and interest in and to this Lease, and which assumes all of Tenant’s obligations under this Lease.
22.8    Tenant Remedies. Notwithstanding anything to the contrary in this Lease, if Tenant claims that Landlord has unreasonably withheld, conditioned, or delayed its consent under this Paragraph 22 or otherwise has breached or acted unreasonably under this Paragraph 22, Tenant’s sole remedies shall be declaratory judgment and an injunction for the relief sought, or an action for compensatory monetary damages, and Tenant hereby waives all other remedies, including, without limitation, any right provided under California Civil Code Section 1995.310 or other Applicable Laws to terminate this Lease.
23.    AUTHORITY
23.1    Authority. Landlord represents and warrants that it has full right and authority to enter into this Lease and to perform all of Landlord’s obligations hereunder and that all persons signing this Lease on its behalf are authorized to do. Tenant represents and warrants that Tenant has full right and authority to enter into this Lease, and to perform all of Tenant’s obligations hereunder, and that all persons signing this Lease on its behalf are authorized to do so.

23.2    OFAC.
(a)    Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.
(b)    Landlord hereby represents and warrants that neither Landlord, nor any affiliate of Landlord, are (i) the target of any sanctions program that is established by OFAC; (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the List of Specially Designated Nationals and Blocked Persons.
24.    CONDEMNATION
24.1    Condemnation Resulting in Termination. If the whole or any substantial part of the Premises should be taken or condemned for any public use under any Applicable Law, or by right of eminent domain, or by private purchase in lieu thereof, and the taking would prevent or materially interfere with the Permitted Use of the Premises, either party shall have the right to terminate this Lease at its option. If any material portion of the Building or Project is taken or condemned for any public use under any Applicable Law, or by right of eminent domain, or by private purchase in lieu thereof, Landlord may terminate this Lease at its option. In either of such events, the Rent shall be abated during the unexpired portion of this Lease, effective when the physical taking of said Premises shall have occurred.
24.2    Condemnation Not Resulting in Termination. If a portion of the Project of which the Premises are a part should be taken or condemned for any public use under any Applicable Law, or by right of eminent domain, or by private purchase in lieu thereof, and the taking prevents or materially interferes with the Permitted Use of the Premises, and this Lease is not terminated as provided in Paragraph 24.1 above, the Rent payable hereunder during the unexpired portion of this Lease shall be reduced, beginning on the date when the physical taking shall have occurred, to such amount as may be fair and reasonable under all of the circumstances, but only after giving Landlord credit for all sums received or to be received by Tenant by the condemning authority. Notwithstanding anything to the contrary contained in this Paragraph, if the temporary use or occupancy of any part of the Premises shall be taken or appropriated under power of eminent domain during the Term, this Lease shall be and remain unaffected by such taking or appropriation and Tenant shall continue to pay in full all Rent payable hereunder by Tenant during the Term; in the event of any such temporary appropriation or taking, Tenant shall be entitled to receive that portion of any award which represents compensation for the use of or occupancy of the Premises during the unexpired Term.
24.3    Award. Landlord shall be entitled to (and Tenant shall assign to Landlord) any and all payment, income, rent, award or any interest therein whatsoever which may be paid or made in connection with such taking or conveyance and Tenant shall have no claim against Landlord or otherwise for any sums paid by virtue of such proceedings, whether or not attributable to the value of any unexpired portion of this Lease, except as expressly provided in this Lease. Notwithstanding the foregoing, any compensation specifically and separately awarded Tenant for Tenant’s personal property and moving costs, shall be and remain the property of Tenant.
24.4    Waiver of CCP §1265.130. Each party waives the provisions of California Civil Code Procedure Section 1265.130 allowing either party to petition the superior court to terminate this Lease as a result of a partial taking.
25.    CASUALTY DAMAGE
25.1    Landlord’s Restoration Obligation. If any portion of the Building shall be damaged or destroyed by fire or other casualty (collectively, “Casualty”), Tenant shall give immediate written notice thereof to Landlord. Unless this Lease is terminated as provided in Paragraph 25.3 or Paragraph 25.4, Landlord shall, to the extent that insurance proceeds are available to Landlord therefor, proceed to repair and restore the damage (“Landlord’s Restoration Work”), with reasonable diligence and promptness, given the nature of the damage to be repaired, to substantially the same condition existing prior to the Casualty except for modifications required by zoning and building codes and other Applicable Laws and subject to reasonable delays for insurance adjustments, compliance with zoning laws, building codes, and other Applicable Laws and Force Majeure Events. Landlord’s Restoration Work does not include repair and restoration of the Tenant Improvements or subsequent Alterations made by Tenant or repair and restoration to Tenant’s equipment, furniture, furnishings, trade fixtures or personal property. Unless this Lease is terminated as provided in Paragraph 25.3 or Paragraph 25.4, if and to the extent that any damaged Tenant Improvements or Alterations must be removed in order for Landlord to effect Landlord’s Restoration Work or to eliminate any hazard or nuisance resulting from such damaged Tenant Improvements or Alterations, then, after Landlord gives Tenant access for that purpose, Tenant shall proceed with reasonable diligence, given the nature of the work, to remove such damaged Tenant Improvements or Alterations in accordance with Applicable Laws, subject to reasonable delays for insurance adjustments and Force Majeure Events.
25.2    Landlord’s Repair Notice. Landlord, as soon as reasonably possible but in any event within sixty (60) days after the date of the Casualty, shall deliver a written notice to Tenant (“Landlord’s Casualty Notice”) indicating Landlord’s election (a) to perform Landlord’s Restoration Work, including Landlord’s good faith estimate (which shall be based on Landlord’s consultation with a qualified, independent, experienced and reputable architect and/or general contractor experienced in similar types of Landlord’s Restoration Work) of the number of days (assuming no unusual delays in the receipt of insurance proceeds, no overtime or other premiums, and no Force Majeure Event) measured from the date of the Casualty that will be required for Landlord to substantially complete Landlord’s Restoration Work (the “Estimated Restoration Period”) or (b) to terminate this Lease pursuant to Paragraph 25.3 as of the date specified in Landlord’s Casualty Notice, which date shall not be less than thirty (30) nor more than sixty (60) days after the date of such notice, unless Tenant exercised its right to terminate this Lease pursuant to Paragraph 25.4.
25.3    Landlord’s Termination Right. In the event of any of the following circumstances, Landlord may elect either to terminate this Lease or to perform Landlord’s Restoration Work, as more particularly described in Paragraph 25.1:
(a)    If Landlord’s Restoration Work cannot, in Landlord’s good faith estimate (as determined in accordance with Paragraph 25.2), be completed within one (1) year following the date of the Casualty (assuming no unusual delays in the receipt of insurance proceeds, no overtime or other premiums, and no Force Majeure Event), or

(b)    If the Casualty occurs during the last twelve (12) months of the Term; provided, however, that Landlord may not terminate this Lease pursuant to this Paragraph 25.3(b) if Tenant, at the time of such damage, has the right to extend the Term pursuant to Paragraph 3.2, and Tenant exercises such Extension Option not later than the earlier to occur of (i) the last day of the Exercise Period set forth in Paragraph 3.2.2 or (b) thirty (30) days following the delivery to Tenant of Landlord’s Casualty Notice, or
(c)    If the Casualty is not covered by the insurance Landlord is required to carry under this Lease or any insurance Landlord actually carries and the cost of Landlord’s Restoration Work will exceed Two Hundred Fifty Thousand Dollars ($250,000.00) (exclusive of any deductible); provided, however, that Landlord may not terminate this Lease pursuant to this Paragraph 25.3(c), if (a) Tenant agrees, within fifteen (15) days after its receipt of Landlord’s Casualty Notice, to fund the amount in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) and (b) within fifteen (15) days thereafter, Tenant shall promptly deposit the excess in a construction trust account set up by Landlord in a financial or other institution selected by Landlord (subject to Tenant’s reasonable approval), in which event Landlord shall proceed with Landlord’s Restoration Work as if the Casualty had been insured. Landlord’s withdrawals from the trust account shall be proportionate and concurrent to Landlord’s schedule of payments to its contractors and paid in payment of such contractor’s bills, or
(d)    If insurance proceeds sufficient to complete Landlord’s Restoration Work are not available due to the exercise of legal rights of any Security Holder to collect such proceeds, or
(e)    If because of Applicable Laws Landlord’s Restoration Work cannot be completed except in a substantially different structural or architectural form than existed before the Casualty.
25.4    Tenant’s Termination Rights. In the event of any Casualty and if Landlord does not elect to terminate this Lease or is not entitled to terminate this Lease as provided above, Tenant may elect to terminate this Lease upon the occurrence of any of the following circumstances, in which event Tenant must make such election to terminate this Lease by giving Landlord written notice of such election not later than thirty (30) days after Tenant’s receipt of Landlord’s Casualty Notice:
(a)    Landlord’s good faith estimate of the Estimated Restoration Period required to complete Landlord’s Restoration Work as set forth in Landlord’s Casualty Notice is greater than one (1) year from the date of the Casualty, or
(b)    The Casualty occurs during the last twelve (12) months of the Term.
The effective date of any given termination shall be specified in Tenant’s termination notice, and shall not be earlier than the date of such notice or later than sixty (60) days after the date of such notice.
25.5    Tenant’s Restoration Obligations. Unless this Lease is terminated as provided in Paragraph 25.3 or Paragraph 25.4, in the event of a Casualty, Tenant shall, to the extent that insurance proceeds are available to Tenant therefor (or would have been available to Tenant had Tenant carried the insurance required to be carried pursuant to this Lease and complied with the terms of such insurance policies), restore the Tenant Improvements to substantially the same condition existing prior to the Casualty except for modifications required by zoning and building codes and other Applicable Laws. Tenant shall otherwise have no duty or obligation to restore any of the Alterations or Tenant’s equipment, furniture, furnishings, trade fixtures or personal property therein, it being agreed that, subject to the preceding sentence, Tenant shall be permitted to restore the Premises to a condition different from that existing prior to the Casualty. Tenant shall proceed with reasonable diligence, given the nature of the work, to effect such restoration in a good and workmanlike manner and in accordance with applicable Laws, subject to Force Majeure Events. If this Lease is terminated as provided in Paragraph 25.3 or Paragraph 25.4, Tenant, no later than the expiration or sooner termination of this Lease, shall remove the damaged Tenant Improvements and Alterations required to be removed by Tenant pursuant to the terms of this Lease and Tenant’s equipment, furniture, furnishings, trade fixtures or personal property unless the Building is to be razed and/or demolished, in which case Tenant shall have no obligation to remove any such improvements or personal property.
25.6    Insurance Proceeds. In the event of any damage to the Premises or the Building (or any equipment, furniture, furnishings, trade fixtures or personal property therein) from any Casualty, Landlord shall be entitled to the full proceeds of any insurance coverage carried by Landlord in connection with such loss or damage, and Tenant shall be entitled to the full proceeds of any insurance coverage carried by Tenant in connection with such loss or damage; provided, however, in the event Tenant shall exercise any right to terminate this Lease as a result of a Casualty in accordance with Paragraph 25.4, Tenant shall have the obligation to remit to Landlord, from (and to the extent of) the proceeds of any of Tenant’s insurance covering same, an amount equal to the unamortized cost of the Tenant Improvements (or other allowances afforded Tenant by Landlord hereunder with respect to construction of improvements to any portion of the damaged Premises) if Landlord advises Tenant that Landlord intends in good faith to restore the Building to substantially the condition and substantially the same use existing prior to such loss or damage.
25.7    Landlord not Liable for Business Interrupt. Notwithstanding any provision in this Lease to the contrary, Landlord shall not be liable for any loss of business, inconvenience or annoyance arising from any repair, restoration or rehabilitation of any portion of the Premises or the Building as a result of any damage from a Casualty; provided that the foregoing shall not be deemed to excuse or otherwise modify Landlord’s continuing obligation to perform Landlord’s Restoration Work, all as and to the extent otherwise provided in this Paragraph 25.
25.8    Rent Abatement. If Landlord or Tenant does not elect to terminate this Lease under Paragraph 25.3 or Paragraph 25.4, this Lease shall remain in full force and effect provided that Tenant shall be entitled to a reduction of Base Rent and Tenant’s Proportionate Share of Operating Expenses in proportion that the areas of the Premises rendered untenantable bears to the total rentable area of the Premises during the period beginning with the date such rentable area becomes untenantable and Tenant ceases to use such rentable area for the normal conduct of its business and ending five (5) Business Days after the date Landlord’s Restoration Work is substantially complete, except for finishing details, minor omissions, mechanical adjustments, and similar items of the type customarily found in an architectural punchlist.
25.9    Casualty Prior to Completion of Tenant Improvements. The terms and provisions of this Paragraph 25 shall apply to any damage to the Building caused as a result of a Casualty, regardless of whether such damage occurs prior to or after the Term Commencement Date. If a Casualty occurs prior to the initial completion of the Tenant Improvements and, as result of such Casualty, Tenant could not complete its Tenant Improvements prior to April 1, 2019 in Landlord’s and Tenant’s good faith estimate, then Tenant shall have such additional time to complete Tenant’s Improvements equal to the period of time by which Tenant is actually delayed due to such Casualty (but in no event more than six (6) months after completion of Landlord’s Restoration Work) and the Term Commencement Date shall be delayed for such period of time.
25.10    Waiver. This Paragraph 25 shall be Tenant’s sole and exclusive remedy in the event of damage or destruction to the Premises or the Building. As a material inducement to Landlord entering into this Lease, Tenant hereby waives any rights it may have under Sections 1932, 1933(4), 1941 or 1942 of the Civil Code of California with respect to any destruction of the Premises, Landlord’s obligation for tenantability of the Premises and Tenant’s right to make repairs and deduct the expenses of such repairs, or under any similar law, statute or ordinance now or hereafter in effect.
25.11    Tenant Improvements, Alterations and Personal Property. In the event of any damage or destruction of the Premises or the Building, under no circumstances shall Landlord be required to repair any injury or damage to, or make any repairs to or replacements of, Tenant Improvements, Alterations or Tenant’s equipment, furniture, furnishings, trade fixtures or personal property.
26.    HOLDING OVER
Any holding over after the expiration or other termination of this Lease with the written consent of Landlord delivered to Tenant shall be construed to be a tenancy from month to month at the Base Rent in effect on the date of such expiration or termination on the terms, covenants and conditions herein specified so far as applicable. Any holding over after the expiration or other termination of this Lease without the written consent of Landlord shall be construed to be a tenancy at sufferance on all the terms set forth herein, except that Base Rent shall be equal to one hundred twenty five percent (125%) of the Base Rent payable by Tenant immediately prior to such holding over for the first thirty (30) days of such holding over and one hundred fifty (150% ) thereafter. Acceptance by Landlord of Rent after the expiration or termination of this Lease shall not constitute a consent by Landlord to any such tenancy from month to month or result in any other tenancy or any renewal of the term hereof. Tenant acknowledges that if Tenant holds over without Landlord’s consent, such holding over may compromise or otherwise affect Landlord’s ability to enter into new leases with prospective tenants regarding the Premises. Therefore, if Tenant fails to surrender the Premises upon the expiration or other termination of this Lease, then, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all Losses resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom; provided, however, that Tenant’s obligations to indemnify and hold Landlord harmless with respect to such claims shall be conditioned upon Landlord providing Tenant with not less than thirty (30) days prior written notice of Landlord’s entry into a lease or other agreement that will give rise to such claims. The provisions of this Paragraph are in addition to, and do not affect, Landlord’s right to reentry or other rights hereunder or provided by law.
27.    DEFAULT
27.1    Events of Default. The occurrence of any of the following events (each and “Event of Default”) shall constitute a breach of this Lease by Tenant:
27.1.1    Abandonment. The abandonment of the Premises without the intention to reoccupy same coupled with the failure to pay Base Rent for a continuous period in excess of five (5) days following notice from Landlord of such abandonment and failure to pay Rent when due. Tenant waives any right to notice Tenant may have under Section 1951.3 of the Civil Code of the State of California, the terms of this Paragraph 27.1 being deemed such notice to Tenant as required by said Section 1951.3.
27.1.2    Nonpayment of Rent. Tenant fails to pay any Base Rent or any Additional Rent as and when such rent becomes due and payable and such failure is not cured within five (5) days after written notice from Landlord that said amount was not paid when due; provided that if Tenant has previously received one (1) or more notices from Landlord during the immediately preceding twelve (12)

month period stating that Tenant failed to pay any Base Rent or Additional Rent required to be paid by Tenant under this Lease when due, then Landlord shall not be required to deliver any notice to Tenant and an Event of Default shall occur upon any failure by Tenant to pay any Base Rent or Additional Rent when due.
27.1.3    Hazardous Materials. Tenant fails to perform or breaches any agreement or covenant to be performed or observed by Tenant under Paragraph 4.4 above and such failure or breach continues for more than ten (10) days after Landlord gives written notice thereof to Tenant; provided, however, that if, by the nature of such agreement or covenant, such failure or breach cannot reasonably be cured within such period of ten (10) days, an Event of Default shall not exist as long as Tenant commences the curing of such failure or breach within such period of ten (10) days and, having so commenced, thereafter prosecutes such cure with diligence and dispatch to completion as soon as may be reasonably practicable thereafter.
27.1.4    Estoppel and Financial Statements. Tenant fails to deliver the financial statements or the estoppel certificate to Landlord or a Landlord’s mortgagee or beneficiary under a deed of trust, as the case may be, within the time periods required by Paragraph 18 and Paragraph 19 and such failure is not cured within two (2) Business Days after written notice from Landlord of said failure.
27.1.5    Other Covenants. Tenant fails to perform or breaches any agreement or covenant of this Lease to be performed or observed by Tenant (except for those described in subparagraphs 27.1.1 through 27.1.4, above) as and when performance or observance is due and such failure or breach continues for more than thirty (30) days after Landlord gives written notice thereof to Tenant; provided, however, that if, by the nature of such agreement or covenant, such failure or breach cannot reasonably be cured within such period of thirty (30) days, an Event of Default shall not exist as long as Tenant commences with due diligence and dispatch the curing of such failure or breach within twenty (20) days after Landlord gives written notice thereof to Tenant and, having so commenced, thereafter prosecutes such cure with diligence and dispatch to completion as soon as may be reasonably practicable thereafter.
27.1.6    Bankruptcy. Tenant or any guarantor of this Lease (or, if Tenant is a partnership or consists of more than one person or entity, any partner of the partnership or such other person or entity) (i) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy, insolvency or other debtors’ relief law of any jurisdiction, (ii) makes an assignment for the benefit of its creditors, (iii) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to such person or entity or with respect to any substantial part of their respective property, or (iv) takes action for the purpose of any of the foregoing; or
27.1.7    Receivership. Without consent by Tenant or any guarantor of this Lease (or, if Tenant is a partnership or consists of more than one person or entity, any partner of the partnership or such other person or entity), a court or government authority enters an order, and such order is not vacated within sixty (60) days, (i) appointing a custodian, receiver, trustee or other officer with similar powers with respect to such person or entity or with respect to any substantial part of their respective property, or (ii) constituting an order for relief or approving a petition for relief or reorganization or arrangement or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy, insolvency or other debtors’ relief law of any jurisdiction, or (iii) ordering the dissolution, winding-up or liquidation of such person or entity; or
27.1.8    Attachment. This Lease or any estate of Tenant hereunder is levied upon under any attachment or execution and such attachment or execution is not vacated within sixty (60) days.

27.2    Landlord’s Remedies Upon Default.
27.2.1    Termination. If an Event of Default occurs, Landlord shall have the right at any time to give a written termination notice to Tenant and, on the date specified in such notice, Tenant’s right to possession shall terminate and this Lease shall terminate. Upon such termination, Landlord shall have the right to recover from Tenant:
(a)    The worth at the time of award of all unpaid Rent which had been earned at the time of termination;
(b)    The worth at the time of award of the amount by which all unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;
(c)    The worth at the time of award of the amount by which all unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; and
(d)    All other amounts necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform all of Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.
The “worth at the time of award” of the amounts referred to in clauses (a) and (b) above shall be computed by allowing interest at the Applicable Interest Rate (defined below). The “worth at the time of award” of the amount referred to in clause (c) above shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). For purposes of computing the amount of Rent hereunder that would have accrued after the time of award, the amounts of Tenant’s obligations to pay increases in Operating Expenses shall be projected based upon the average rate of increase, if any, in such items from the Term Commencement Date through the time of award.
27.2.2    Continuation After Default. Even though an Event of Default may have occurred, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession under Paragraph 27.2.1 hereof. Landlord shall have the remedy described in California Civil Code Section 1951.4 (“Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations”), or any successor code section. Accordingly, if Landlord does not elect to terminate this Lease on account of any Event of Default by Tenant, Landlord may enforce all of Landlord’s rights and remedies under this Lease, including the right to recover Rent as it becomes due. Acts of maintenance, preservation or efforts to lease the Premises or the appointment of a receiver under application of Landlord to protect Landlord’s interest under this Lease or other entry by Landlord upon the Premises shall not constitute an election to terminate Tenant’s right to possession.
27.3    Waiver of Forfeiture. Tenant hereby waives California Code of Civil Procedure Section 1179, California Civil Code Section 3275, and all such similar laws now or hereinafter enacted which would entitle Tenant to seek relief against forfeiture in connection with any termination of this Lease, provided that this waiver shall not be effective with respect to the first (but only the first) non-monetary Event of Default that results in the termination of this Lease.
27.4    Late Charge. In addition to its other remedies, Landlord shall have the right without notice or demand to add to the amount of any payment required to be made by Tenant hereunder, and which is not paid and received by Landlord on or before the first day of each calendar month, an amount equal to an amount equal to five percent (5%) of the delinquent amount, or $150.00, whichever amount is greater, for each month or portion thereof that the delinquency remains outstanding to compensate Landlord for the loss of the use of the amount not paid and the administrative costs caused by the delinquency, the parties agreeing that Landlord’s damage by virtue of such delinquencies would be extremely difficult and impracticable to compute and the amount stated herein represents a reasonable estimate thereof. Any waiver by Landlord of any late charges or failure to claim the same shall not constitute a waiver of other late charges or any other remedies available to Landlord. Notwithstanding anything to the contrary set forth herein, Tenant shall not be liable for the late charge set forth in this Paragraph 27.4 with respect to the first delinquency by Tenant in any calendar year, provided that Tenant shall pay any such delinquent amount within five (5) Business Days after receipt of notice of such delinquency from Landlord.
27.5    Interest. Interest shall accrue on all sums not paid when due hereunder at the lesser of (a) the maximum interest rate per year allowed by Applicable Laws, or (b) a rate equal to the sum of two (2) percentage points over the publicly announced reference rate charged on such due date by the San Francisco Main Office of Wells Fargo (or if Wells Fargo. ceases to exist, the largest bank then headquartered in the State of California) (“Applicable Interest Rate”) from the due date until paid.
27.6    Remedies Cumulative. All of Landlord’s rights, privileges and elections or remedies are cumulative and not alternative, to the extent permitted by law and except as otherwise provided herein.
27.7    Replacement of Statutory Notice Requirements. When this Lease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including any notice required by California Code of Civil Procedure Section 1161 or any similar or successor statute. When a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by this Lease) in the manner required by this Paragraph 27 shall replace and satisfy the statutory service-of-notice procedures, including those required by California Code of Civil Procedure Section 1162 or any similar or successor statute.
27.8    Landlord Default. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursue the same to completion (such failure to perform following the expiration of such cure periods, a “Landlord Default”). Except as otherwise specifically provided in this Lease to the contrary, the occurrence of a Landlord Default shall give rise to Tenant’s rights and remedies available at law and in equity.
28.    LIENS
Tenant shall at all times keep the Premises and the Project free from liens arising out of or related to work or services performed, materials or supplies furnished or obligations incurred by or on behalf of Tenant or in connection with work made, suffered or done by or on behalf of Tenant in or on the Premises or Project. If Tenant shall not, within twenty (20) days following the imposition of any such lien, cause the same to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as Landlord shall reasonably deem proper, including payment of the claim giving rise to such lien. All sums paid by Landlord on behalf of Tenant and all expenses incurred by Landlord in connection therefor shall be payable to Landlord by Tenant on demand with interest at the Applicable Interest Rate as Additional Rent. Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law, or which Landlord shall deem proper, for the protection of Landlord, the Premises, the Project and any other party having an interest therein, from mechanics’ and materialmen’s liens, and Tenant shall give Landlord not less than ten (10) Business Days prior written notice of the commencement of any work in the Premises or Project which could lawfully give rise to a claim for mechanics’ or materialmen’s liens to permit Landlord to post and record a timely notice of non-responsibility, as Landlord may elect to proceed or as the law may from time to time provide, for which purpose, if Landlord shall so determine, Landlord may enter the Premises. Tenant shall not remove any such notice posted by Landlord without Landlord’s consent, and in any event not before completion of the work which could lawfully give rise to a claim for mechanics’ or materialmen’s liens.
29.    TRANSFERS BY LANDLORD
In the event of a sale or conveyance by Landlord of the Building or a foreclosure by any creditor of Landlord where such party acquiring the interest of Landlord in the Building assumes all obligations of Landlord under this Lease, the same shall operate to release Landlord from any liability upon any of the covenants or conditions, express or implied, herein contained in favor of Tenant, to the extent required to be performed after the passing of title to Landlord’s successor-in-interest. In such event, Tenant agrees to look solely to the responsibility of the successor-in-interest of Landlord under this Lease with respect to the performance of the covenants and duties of “Landlord” to be performed after the passing of title to Landlord’s successor-in-interest. This Lease shall not be affected by any such sale and Tenant agrees to attorn to the purchaser or assignee.
30.    RIGHT OF LANDLORD TO PERFORM TENANT’S COVENANTS
All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of Rent, except as provided in Paragraph 15.7. If Tenant shall fail to pay any sum of money, other than Base Rent, required to be paid by Tenant hereunder or shall fail to perform any other act on Tenant’s part to be performed hereunder, including Tenant’s obligations under Paragraph 11 hereof, and such failure shall continue after any applicable notice and cure periods, in addition to the other rights and remedies of Landlord, Landlord may make any such payment and perform any such act on Tenant’s part. In the case of an emergency, no prior notification by Landlord shall be required. Landlord may take such actions without any obligation and without releasing Tenant from any of Tenant’s obligations. All sums so paid by Landlord and all incidental costs incurred by Landlord and interest thereon at the Applicable Interest Rate, from the date of payment by Landlord, shall be paid to Landlord on demand as Additional Rent.
31.    WAIVER
If either Landlord or Tenant waives the performance of any term, covenant or condition contained in this Lease, such waiver shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition contained herein, or constitute a course of dealing contrary to the expressed terms of this Lease. The acceptance of Rent by Landlord (including, without limitation, through any “lockbox”) shall not constitute a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, regardless of Landlord’s knowledge of such preceding breach at the time Landlord accepted such Rent. Failure by Landlord to enforce any of the terms, covenants or conditions of this Lease for any length of time shall not be deemed to waive or decrease the right of Landlord to insist thereafter upon strict performance by Tenant. Waiver by Landlord or Tenant of any term, covenant or condition contained in this Lease may only be made by a written document signed by Landlord or Tenant, as applicable, based upon full knowledge of the circumstances.

32.    NOTICES
Each provision of this Lease or of any Applicable Laws with reference to sending, mailing, or delivery of any notice or the making of any payment by Landlord or Tenant to the other shall be deemed to be complied with when and if the following steps are taken:
32.1    Rent. All Rent and other payments required to be made by Tenant to Landlord hereunder shall be payable to Landlord at Landlord’s Remittance Address set forth in the Basic Lease Information, or at such other address as Landlord may specify from time to time by written notice delivered in accordance herewith or by wire transfer to the following account:
Name of bank:    Wells Fargo Bank
Account name:    Bay Meadows Station 3 Investors, LLC
ABA:    1 2 1 0 0 0 2 4 8
Account #:    4124067349
Tenant’s obligation to pay Rent and any other amounts to Landlord under the terms of this Lease shall not be deemed satisfied until such Rent and other amounts have been actually received by Landlord.
32.2    Other. All notices, demands, consents and approvals which may or are required to be given by either party to the other hereunder shall be in writing and personally delivered, sent by commercial overnight courier, or mailed, certified or registered, postage prepaid, and in each case addressed to the party to be notified at the Notice Address for such party as specified in the Basic Lease Information or to such other place as the party to be notified may from time to time designate by at least thirty (30) days’ notice to the notifying party. Notices shall be deemed served upon receipt or refusal to accept delivery.
32.3    Required Notices. Tenant shall immediately notify Landlord in writing of any notice of a violation or a potential or alleged violation of any Applicable Law that relates to the Premises or the Project, or of any inquiry, investigation, enforcement or other action that is instituted or threatened by any governmental or regulatory agency against Tenant or any other occupant of the Premises, or any claim that is instituted or threatened by any third party that relates to the Premises or the Project.
33.    ATTORNEYS’ FEES
In any action which Landlord or Tenant brings to enforce its respective rights hereunder, the unsuccessful party shall pay all costs incurred by the prevailing party including reasonable attorneys’ fees, to be fixed by the court, and said costs and attorneys’ fees shall be a part of the judgment in said action.
34.    SUCCESSORS AND ASSIGNS
This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns, and shall be binding upon and inure to the benefit of Tenant, its successors, and to the extent assignment is approved by Landlord as provided hereunder, Tenant’s assigns.
35.    FORCE MAJEURE
For purposes of this Lease, a “Force Majeure Event” means a delay or interruption caused by strikes and lockouts (provided that such strikes and/or lockouts affect all or a material part of the work force available to perform the work or service in question in the area in which the Comparable Buildings are located (and not, for example, only certain individual companies or firms)), power failure (i.e., a failure by the electric utility company to provide power to the Building, and not a malfunction of the electrical system at the Building, unless such malfunction is the result of a power failure, power surge or like event), governmental restrictions, regulations, controls, actions or inaction, condemnations, riots, insurrections, acts of terrorism, war, fire or other casualty, acts of God, or other reasonably unforeseeable circumstances not within the control of the party or its agents delayed in performing work or doing acts required under the terms of this Lease, but only, in each case, to the extent that such event or occurrence actually so delays such performance of work or other acts required hereunder. If either party is unable to perform or delayed in performing any of its obligations under this Lease to the extent due to a Force Majeure Event, such party shall not be in default under this Lease; provided, however, that nothing contained in this Paragraph 35 shall permit Tenant to holdover in the Premises after the expiration or earlier termination of this Lease.
36.    SURRENDER OF PREMISES
Tenant shall, upon expiration or sooner termination of this Lease, surrender the Premises to Landlord in the same condition as existed on the date Tenant commenced business operations therein, reasonable wear and tear and damage by fire or other casualty excepted and subject to Tenant’s obligations under Paragraphs 12, 13, 38 and 39 and the Tenant Improvement Agreement. Tenant shall remove all of its debris from the Project. At or before the time of surrender, Tenant shall comply with the terms of Paragraph 12 with respect to the removal of Alterations to the Premises, Paragraph 13 with respect to the removal of Tenant’s Signs, Paragraph 38 with respect to the removal of Equipment, Paragraph 39 with respect to removal of Lines, and Section 10 of the Tenant Improvement Agreement with respect to the removal of Tenant Improvements. To the extent any such provisions of this Lease or the Tenant Improvement Agreement require Tenant to remove Alterations, Tenant’s Signs or Tenant Improvements, Tenant, at Tenant’s expense, shall remove such items and perform such repair and restoration work prior to the expiration or upon the earlier termination of this Lease. If the Premises are not so surrendered at the expiration or sooner termination of this Lease, the provisions of Paragraph 26 hereof shall apply. All keys to the Premises or any part thereof shall be surrendered to Landlord upon expiration or sooner termination of the Term. Tenant shall meet with Landlord for a joint inspection of the Premises at the time of vacating, but nothing contained herein shall be construed as an extension of the Term or as a consent by Landlord to any holding over by Tenant. If Tenant fails to participate in such joint inspection, Landlord’s inspection at or after Tenant’s vacating the Premises shall conclusively be deemed correct for purposes of determining Tenant’s responsibility for repairs and restoration. Any delay caused by Tenant’s failure to carry out its obligations under this Paragraph 36 beyond the term hereof, shall constitute unlawful and illegal possession of Premises under Paragraph 26 hereof. Any personal property of any kind remaining in the Premises after the expiration or sooner termination of this Lease shall become the personal property of Landlord. Tenant hereby relinquishes all right, title and interest in the personal property and agrees that Landlord may dispose of the personal property as it sees fit in its sole discretion. Tenant waives the provisions of California Civil Code Sections 1980 et seq. and 1993 et seq. governing the disposal of lost or abandoned property, and releases Landlord and Landlord Parties from any and all Losses, whether now known or unknown, arising out of or relating to disposal of personal property remaining in the Premises after the expiration or sooner termination of this Lease.
37.    PARKING
37.1    Parking Rights. At no additional charge to Tenant and so long as Tenant (or a Transferee, if applicable) is occupying the Premises, Tenant and Tenant Parties shall have the right to use up to the number of parking spaces in the Building’s Subterranean Parking Facility specified in the Basic Lease Information on an unreserved, nonexclusive, first come, first served basis, for passenger-size automobiles. The parking rights granted under this Paragraph 37 are personal to Tenant and are not transferable except in connection with a Transfer of the Lease. Upon the expiration or earlier termination of this Lease, Tenant’s rights with respect to all parking spaces shall immediately terminate. Tenant and the other Tenant Parties shall not interfere with the rights of Landlord or others entitled to similar use of the parking facilities.
37.2    Compliance with Parking Rules. The Parking Facilities shall be subject to the reasonable control and management of Landlord, who may, from time to time, establish, modify and enforce reasonable rules and regulations with respect thereto. If parking spaces are not assigned pursuant to the terms of this Lease, Landlord reserves the right at any time to assign parking spaces, and Tenant shall thereafter be responsible to insure that its officers and employees park in the designated areas. Landlord reserves the right to change, reconfigure, or rearrange the Parking Facility, to reconstruct or repair any portion thereof, and to restrict or eliminate the use of any Parking Facility and do such other acts in and to such areas as Landlord deems necessary or desirable, without such actions being deemed an eviction of Tenant or a disturbance of Tenant’s use of the Premises, and without Landlord being deemed in default hereunder, provided that (a) Landlord shall use commercially reasonable efforts (without any obligation to engage overtime labor or commence any litigation) to minimize the extent and duration of any resulting interference with Tenant’s parking rights, (b) the number of parking spaces available for Tenant’s use as provided in the Basic Lease Information is not reduced, and (c) Tenant is not charged for such parking spaces. Landlord may, in its sole discretion, convert the Parking Facility to a reserved and/or controlled parking facility, or operate the Parking Facility (or a portion thereof) as a tandem, attendant assisted and/or valet parking facility. Landlord may delegate its responsibilities with respect to the Parking Facility to a parking operator, in which case such parking operator shall have all the rights of control and management granted to Landlord. In such event, Landlord may direct Tenant, in writing, to enter into a parking agreement directly with the operator of the Parking Facility.
37.3    Waiver of Liability. Landlord shall not be liable for any damage of any nature to, or any theft of, vehicles, or contents thereof, in or about the Parking Facility.
38.    ROOF TOP EQUIPMENT
38.1    License. Subject to the applicable terms and conditions contained in this Lease (including Paragraph 12 and this Paragraph 38), Tenant shall have a license (the “License”), at no additional charge to Tenant, to install, operate, maintain and use, during the Term: (a) non-revenue producing solar panels and satellite or wireless communications equipment to serve Tenant’s business in the Premises (collectively, “Rooftop Equipment”) on the roof of the Building, in a specific location reasonably designated by Landlord (the “License Area”); and (b) connections for the Rooftop Equipment for (i) electrical wiring to the Building’s existing electrical supply and (ii) cable or similar connection necessary to connect the Rooftop Equipment with Tenant’s related equipment located in the Premises. The routes or paths for such wiring and connections shall be through the Building’s existing risers, conduits and shafts, subject to reasonable space limitations and Landlord’s reasonable requirements for use of such areas, and in all events subject to Landlord’s reasonable approval of plans and installation pursuant to other provisions of this Lease, including Paragraph 27 above (such routes or paths are collectively referred to as the “Cable Path” and all such electrical and other connections are referred to, collectively, as the “Connections”). The Rooftop Equipment and Connections are collectively referred to as the “Equipment.” All costs associated with the design, fabrication, engineering, permitting, installation, screening, maintenance, repair and removal of the Rooftop Equipment shall be borne solely by Tenant.
38.2    Interference. Without limiting the generality of any other provision hereof, Tenant shall install, maintain and operate the Equipment in a manner so as to not cause any electrical, electromagnetic, radio frequency or other material interference with the use and operation of any: (a) television or radio equipment in or about the Project; (b) transmitting, receiving or master television, telecommunications or microwave antennae equipment currently or hereafter located in any portion of the Project; or (c) radio communication system now or hereafter used or desired to be used by Landlord (and, to the extent commercially reasonable, any future licensee or tenant of Landlord, but only provided that the same does not impair the functionality of Tenant’s Equipment). Upon notice of any such interference, Tenant shall immediately cooperate with Landlord to identify the source of the interference and shall, within twenty-four (24) hours, if reasonably requested by Landlord, cease all operations of the Equipment (except for intermittent testing as approved by Landlord, which approval shall not be unreasonably withheld) until the interference has been corrected to the reasonable satisfaction of Landlord, unless Tenant reasonably establishes prior to the expiration of such twenty-four (24) hour period that the interference is not caused by the Equipment, in which case Tenant may operate its Equipment pursuant to the terms of this Lease. Tenant shall be responsible for all actual costs associated with any tests deemed reasonably necessary to resolve any and all interference as set forth in this Paragraph provided such interference is actually caused by Tenant. If any such interference caused by Tenant has not been corrected within ten (10) days after notice to Tenant, Landlord may (i) require Tenant to remove the specific Equipment causing such interference, or (ii) eliminate the interference at Tenant’s expense. If the equipment of any other party causes interference with the Equipment, Tenant shall reasonably cooperate with such other party to resolve such interference in a mutually acceptable manner.
38.3    Roof Repairs. If Landlord desires to perform roof repairs and/or roof replacements to the Building (the “Roof Repairs”), Landlord shall give Tenant at least ten (10) Business Days’ prior written notice of the date Landlord intends to commence such Roof Repairs (except in the event of an emergency, in which event Landlord shall furnish Tenant with reasonable notice in light of the circumstances), along with a description of the work scheduled to be performed, where it is scheduled to be performed on the roof, and an estimate of the time frame required for that performance. Tenant shall, within ten (10) Business Days following receipt of such notice, undertake such measures as it deems suitable to protect the Equipment from interference by Landlord, its agents, contractors or employees, in the course of any Roof Repairs.
38.4    Rules and Regulations. Without limiting the applicable provisions of this Lease, Tenant’s use of the roof of the Building for the installation, operation, maintenance and use of the Equipment shall be subject to the terms and conditions contained in the Rooftop Work Rules and Regulations attached hereto as Exhibit F.
38.5    Rights Personal to Original Tenant. Tenant’s rights under this Paragraph 38 are personal to the Original Tenant (or its Permitted Assignee), and shall not be transferable or assignable, whether voluntarily or involuntarily, whether by operation of law or otherwise, either in connection with an assignment of this Lease (other than to a Permitted Assignee) or a sublease of all or part of the Premises (other than to a Permitted Assignee). Any purported transfer of any license hereunder (other than a Permitted Assignee) shall be void and a material default under this Lease.
39.    COMMUNICATIONS AND COMPUTER LINES
39.1    Tenant’s Rights. Tenant may install, maintain, replace, remove or use any communications or computer wires, cables and related devices (collectively the “Lines”) at the Building in or serving the Premises, provided: (a) Tenant shall obtain Landlord’s prior written consent, and use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Paragraph 15, (b) any such installation, maintenance, replacement, removal or use shall comply with all Applicable Laws and good work practices, and shall not interfere with the use of any then existing Lines at the Building, (c) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Building, as determined in Landlord’s reasonable opinion, (d) if Tenant at any time uses any equipment that may create an electromagnetic field exceeding the normal insulation ratings of ordinary twisted pair riser cable or cause radiation higher than normal background radiation, the Lines therefor (including riser cables) shall be appropriately insulated to prevent such excessive electromagnetic fields or radiation, (e) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises, (f) Tenant’s rights shall be subject to the rights of any regulated telephone company, and (g) Tenant shall pay all costs in connection therewith. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any Applicable Laws or represent a dangerous or potentially dangerous condition (whether such Lines were installed by Tenant or any other party), within five (5) Business Days after notice.
39.2    Landlord’s Rights. Landlord may (but shall not have the obligation to): (a) install new Lines at the Building, (b) create additional space for Lines at the Building, and (c) reasonably direct, monitor and/or supervise the installation, maintenance, replacement and removal of, the allocation and periodic re-allocation of available space (if any) for, and the allocation of excess capacity (if any) on, any Lines now or hereafter installed at the Building by Landlord, Tenant or any other party (but Landlord shall have no right to monitor or control the information transmitted through such Lines). Such rights shall not be in limitation of other rights that may be available to Landlord pursuant to this Lease or by law or otherwise. If Landlord exercises any such rights, Landlord may charge Tenant for the costs attributable to Tenant, or may include those costs and all other costs in Operating Expenses (including without limitation, costs for acquiring and installing Lines and risers to accommodate new Lines and spare Lines, any associated computerized system and software for maintaining records of Line connections, and the fees of any consulting engineers and other experts).
39.3    Removal; Line Problems. Tenant shall remove all Lines installed by or for Tenant within or serving the Premises upon expiration or sooner termination of this Lease, unless Landlord notifies Tenant at least thirty (30) days prior to expiration of this Lease or within ten (10) days after the earlier termination of this Lease that Tenant may leave all or any portion of the Lines in place. Any Lines not required to be removed pursuant to this Paragraph 39.3 shall, at Landlord’s option, become the property of Landlord (without payment by Landlord). If Tenant fails to remove such Lines as required hereunder, or violates any other provision of this Paragraph 39.3, Landlord may, after five (5) Business Days’ written notice to Tenant, remove such Lines or remedy such other violation, at Tenant’s expense (without limiting Landlord’s other remedies available under this Lease or Applicable Laws). Tenant shall not, without the prior written consent of Landlord in each instance, grant to any third party a security interest or lien in or on the Lines, and any such security interest or lien granted without Landlord’s written consent shall be null and void. Except as a result of Landlord’s gross negligence or willful misconduct, Landlord shall have no liability for damages arising from, and Landlord does not warrant that the Tenant’s use of any Lines will be free from the following (collectively called “Line Problems”): (a) any eavesdropping or wire-tapping by unauthorized parties, (b) any failure of any Lines to satisfy Tenant’s requirements, or (c) any shortages, failures, variations, interruptions, disconnections, loss or damage caused by the installation, maintenance, replacement, use or removal of Lines by or for other tenants or occupants at the Building, by any failure of the environmental conditions or the power supply for the Building to conform to any requirements for the Lines or any associated equipment, or any other problems associated with any Lines by any other cause. Under no circumstances shall any Line Problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant for abatement of Rent, or relieve Tenant from performance of Tenant’s obligations under this Lease. In addition, in no event shall Landlord be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from any Line Problems.

40.    MISCELLANEOUS
40.1    General. The term “Tenant” or any pronoun used in place thereof shall indicate and include the masculine or feminine, the singular or plural number, individuals, firms or corporations, and their respective successors, executors, administrators and permitted assigns, according to the context hereof.
40.2    Time. Time is of the essence regarding this Lease and all of its provisions.
40.3    Choice of Law. This Lease shall in all respects be governed by the laws of the State of California.
40.4    Entire Agreement. This Lease, together with its Exhibits, addenda and attachments and the Basic Lease Information, contains all the agreements of the parties hereto and supersedes any previous negotiations. There have been no representations made by the Landlord or understandings made between the parties other than those set forth in this Lease and its Exhibits, addenda and attachments and the Basic Lease Information.
40.5    Modification. This Lease may not be modified except by a written instrument signed by the parties hereto.
40.6    Severability. If, for any reason whatsoever, any of the provisions hereof shall be unenforceable or ineffective, all of the other provisions shall be and remain in full force and effect.
40.7    Recordation. Tenant shall not record this Lease or a short form memorandum hereof.
40.8    Examination of Lease. Submission of this Lease to Tenant does not constitute an option or offer to lease and this Lease is not effective otherwise until execution and delivery by both Landlord and Tenant.
40.9    Accord and Satisfaction. No payment by Tenant of a lesser amount than the total Rent due nor any endorsement on any check or letter accompanying any check or payment of Rent shall be deemed an accord and satisfaction of full payment of Rent, and Landlord may accept such payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue other remedies. All offers by or on behalf of Tenant of accord and satisfaction are hereby rejected in advance.
40.10    Easements. Landlord may grant easements on the Project and dedicate for public use portions of the Project without Tenant’s consent; provided that no such grant or dedication shall materially interfere with Tenant’s Permitted Use, or access to, of the Premises. Upon Landlord’s request, Tenant shall, at Landlord’s sole cost and expense, execute, acknowledge and deliver to Landlord such documents, instruments, maps and plats necessary to effectuate Tenant’s covenants hereunder.
40.11    Project Labor Agreement. The Project is subject to the Project Labor Agreement (as defined below) requiring contractors to be bound by the terms and conditions of the Project Labor Agreement for certain Covered Work as defined therein. In furtherance of the foregoing, contractors and subcontractors of Tenant, prior to commencement of on-site construction by that contractor or subcontractor, shall execute an Agreement to be Bound in the form required by the Project Labor Agreement and provide a copy to Landlord of such executed Agreement to be Bound prior to the commencement of any work. For purposes hereof, the “Project Labor Agreement” means that certain Project Labor Agreement for Bay Meadows Phase II Project originally entered into on November 16,

2004, as amended. Tenant acknowledges that Landlord has provided to Tenant a copy of the Project Labor Agreement.
40.12    Drafting and Determination Presumption. The parties acknowledge that this Lease has been agreed to by both the parties, that both Landlord and Tenant have consulted with attorneys with respect to the terms of this Lease and that no presumption shall be created against Landlord because Landlord drafted this Lease. Except as otherwise specifically set forth in this Lease, with respect to any consent, determination or estimation of Landlord required or allowed in this Lease or requested of Landlord, Landlord’s consent, determination or estimation shall be given or made solely by Landlord in Landlord’s good faith opinion, whether or not objectively reasonable. If Landlord fails to respond to any request for its consent within the time period, if any, specified in this Lease, Landlord shall be deemed to have disapproved such request.
40.13    Exhibits. The Basic Lease Information, and the Exhibits, addenda and attachments attached hereto are hereby incorporated herein by this reference and made a part of this Lease as though fully set forth herein.
40.14    No Light, Air or View Easement. Any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to or in the vicinity of the Building shall in no way affect this Lease or impose any liability on Landlord.
40.15    No Third Party Benefit. This Lease is a contract between Landlord and Tenant and nothing herein is intended to create any third party benefit.
40.16    Quiet Enjoyment. Upon payment by Tenant of the Rent, and upon the observance and performance of all of the other covenants, terms and conditions on Tenant’s part to be observed and performed, Tenant shall peaceably and quietly hold and enjoy the Premises for the term hereby demised without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, through or under Landlord, subject, nevertheless, to all of the other terms and conditions of this Lease. Landlord shall not be liable for any hindrance, interruption, interference or disturbance by other tenants or third persons, nor shall Tenant be released from any obligations under this Lease because of such hindrance, interruption, interference or disturbance.
40.17    Counterparts. This Lease may be executed in any number of counterparts, each of which shall be deemed an original.
40.18    Multiple Parties. If more than one person or entity is named herein as Tenant, such multiple parties shall have joint and several responsibility to comply with the terms of this Lease.
40.19    Prorations. Any Rent or other amounts payable to Landlord by Tenant hereunder for any fractional month shall be prorated based on a month of 30 days. As used herein, the term “fiscal year” shall mean the calendar year or such other fiscal year as Landlord may deem appropriate.
41.    JURY TRIAL WAIVER; JUDICIAL REFERENCE
EACH PARTY HERETO (WHICH INCLUDES ANY ASSIGNEE, SUCCESSOR HEIR OR PERSONAL REPRESENTATIVE OF A PARTY) SHALL NOT SEEK A JURY TRIAL, HEREBY WAIVES TRIAL BY JURY, AND HEREBY FURTHER WAIVES ANY OBJECTION TO VENUE IN THE COUNTY IN WHICH THE BUILDING IS LOCATED, AND AGREES AND CONSENTS TO PERSONAL JURISDICTION OF THE COURTS OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IN ANY ACTION OR PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY

PARTY HERETO AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY STATUTE, EMERGENCY OR OTHERWISE, WHETHER ANY OF THE FOREGOING IS BASED ON THIS LEASE OR ON TORT LAW. EACH PARTY REPRESENTS THAT IT HAS HAD THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL CONCERNING THE EFFECT OF THIS PARAGRAPH 41. THE PROVISIONS OF THIS PARAGRAPH 41 SHALL SURVIVE THE EXPIRATION OR EARLIER TERMINATION OF THIS LEASE.
IF THE JURY WAIVER PROVISIONS OF THIS PARAGRAPH 41 ARE NOT ENFORCEABLE UNDER CALIFORNIA LAW, THEN THE FOLLOWING PROVISIONS SHALL APPLY. IT IS THE DESIRE AND INTENTION OF THE PARTIES TO AGREE UPON A MECHANISM AND PROCEDURE UNDER WHICH CONTROVERSIES AND DISPUTES ARISING OUT OF THIS LEASE OR RELATED TO THE PREMISES WILL BE RESOLVED IN A PROMPT AND EXPEDITIOUS MANNER. ACCORDINGLY, EXCEPT WITH RESPECT TO ACTIONS FOR UNLAWFUL OR FORCIBLE DETAINER OR WITH RESPECT TO THE PREJUDGMENT REMEDY OF ATTACHMENT, ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER (AND/OR AGAINST ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR SUBSIDIARIES OR AFFILIATED ENTITIES) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT’S USE OR OCCUPANCY OF THE PREMISES AND/OR ANY CLAIM OF INJURY OR DAMAGE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, SHALL BE HEARD AND RESOLVED BY A REFEREE UNDER THE PROVISIONS OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, SECTIONS 638 — 645.1, INCLUSIVE (AS SAME MAY BE AMENDED, OR ANY SUCCESSOR STATUTE(S) THERETO) (THE “REFEREE SECTIONS”). ANY FEE TO INITIATE THE JUDICIAL REFERENCE PROCEEDINGS AND ALL FEES CHARGED AND COSTS INCURRED BY THE REFEREE SHALL BE PAID BY THE PARTY INITIATING SUCH PROCEDURE (EXCEPT THAT IF A REPORTER IS REQUESTED BY EITHER PARTY, THEN A REPORTER SHALL BE PRESENT AT ALL PROCEEDINGS WHERE REQUESTED AND THE FEES OF SUCH REPORTER – EXCEPT FOR COPIES ORDERED BY THE OTHER PARTIES – SHALL BE BORNE BY THE PARTY REQUESTING THE REPORTER); PROVIDED HOWEVER, THAT ALLOCATION OF THE COSTS AND FEES, INCLUDING ANY INITIATION FEE, OF SUCH PROCEEDING SHALL BE ULTIMATELY DETERMINED IN ACCORDANCE WITH THE ATTORNEYS’ FEES PROVISIONS OF THIS LEASE. THE VENUE OF THE PROCEEDINGS SHALL BE IN THE COUNTY IN WHICH THE PREMISES ARE LOCATED. WITHIN 10 BUSINESS DAYS OF RECEIPT BY ANY PARTY OF A WRITTEN REQUEST TO RESOLVE ANY DISPUTE OR CONTROVERSY PURSUANT TO THIS PARAGRAPH 41, THE PARTIES SHALL AGREE UPON A SINGLE REFEREE WHO SHALL TRY ALL ISSUES, WHETHER OF FACT OR LAW, AND REPORT A FINDING AND JUDGMENT ON SUCH ISSUES AS REQUIRED BY THE REFEREE SECTIONS. IF THE PARTIES ARE UNABLE TO AGREE UPON A REFEREE WITHIN SUCH 10 BUSINESS DAY PERIOD, THEN ANY PARTY MAY THEREAFTER FILE A LAWSUIT IN THE COUNTY IN WHICH THE PREMISES ARE LOCATED FOR THE PURPOSE OF APPOINTMENT OF A REFEREE UNDER THE REFEREE SECTIONS. IF THE REFEREE IS APPOINTED BY THE COURT, THE REFEREE SHALL BE A NEUTRAL AND IMPARTIAL RETIRED JUDGE WITH SUBSTANTIAL EXPERIENCE IN THE RELEVANT MATTERS TO BE DETERMINED, FROM JAMS/ENDISPUTE, INC., THE AMERICAN ARBITRATION ASSOCIATION OR SIMILAR MEDIATION/ARBITRATION ENTITY. THE PROPOSED REFEREE MAY BE CHALLENGED BY ANY PARTY FOR ANY OF THE GROUNDS LISTED IN THE REFEREE SECTIONS. THE REFEREE SHALL HAVE THE POWER TO DECIDE ALL ISSUES OF FACT AND LAW AND REPORT HIS OR HER DECISION ON SUCH ISSUES, AND TO ISSUE ALL

RECOGNIZED REMEDIES AVAILABLE AT LAW OR IN EQUITY FOR ANY CAUSE OF ACTION THAT IS BEFORE THE REFEREE, INCLUDING AN AWARD OF ATTORNEYS’ FEES AND COSTS IN ACCORDANCE WITH THIS LEASE. THE PARTIES SHALL BE ENTITLED TO CONDUCT ALL DISCOVERY AS PROVIDED IN THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE REFEREE SHALL OVERSEE DISCOVERY AND MAY ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE, WITH RIGHTS TO REGULATE DISCOVERY AND TO ISSUE AND ENFORCE SUBPOENAS, PROTECTIVE ORDERS AND OTHER LIMITATIONS ON DISCOVERY AVAILABLE UNDER CALIFORNIA LAW. THE REFERENCE PROCEEDING SHALL BE CONDUCTED IN ACCORDANCE WITH CALIFORNIA LAW (INCLUDING THE RULES OF EVIDENCE), AND IN ALL REGARDS, THE REFEREE SHALL FOLLOW CALIFORNIA LAW APPLICABLE AT THE TIME OF THE REFERENCE PROCEEDING. THE PARTIES SHALL PROMPTLY AND DILIGENTLY COOPERATE WITH ONE ANOTHER AND THE REFEREE, AND SHALL PERFORM SUCH ACTS AS MAY BE NECESSARY TO OBTAIN A PROMPT AND EXPEDITIOUS RESOLUTION OF THE DISPUTE OR CONTROVERSY IN ACCORDANCE WITH THE TERMS OF THIS PARAGRAPH 41. IN THIS REGARD, THE PARTIES AGREE THAT THE PARTIES AND THE REFEREE SHALL USE BEST EFFORTS TO ENSURE THAT (A) DISCOVERY BE CONDUCTED FOR A PERIOD NO LONGER THAN 6 MONTHS FROM THE DATE THE REFEREE IS APPOINTED, EXCLUDING MOTIONS REGARDING DISCOVERY, AND (B) A TRIAL DATE BE SET WITHIN 9 MONTHS OF THE DATE THE REFEREE IS APPOINTED. IN ACCORDANCE WITH SECTION 644 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, THE DECISION OF THE REFEREE UPON THE WHOLE ISSUE MUST STAND AS THE DECISION OF THE COURT, AND UPON THE FILING OF THE STATEMENT OF DECISION WITH THE CLERK OF THE COURT, OR WITH THE JUDGE IF THERE IS NO CLERK, JUDGMENT MAY BE ENTERED THEREON IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. ANY DECISION OF THE REFEREE AND/OR JUDGMENT OR OTHER ORDER ENTERED THEREON SHALL BE APPEALABLE TO THE SAME EXTENT AND IN THE SAME MANNER THAT SUCH DECISION, JUDGMENT, OR ORDER WOULD BE APPEALABLE IF RENDERED BY A JUDGE OF THE SUPERIOR COURT IN WHICH VENUE IS PROPER HEREUNDER. THE REFEREE SHALL IN HIS/HER STATEMENT OF DECISION SET FORTH HIS/HER FINDINGS OF FACT AND CONCLUSIONS OF LAW. THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE IN ACCORDANCE WITH THE CODE OF CIVIL PROCEDURE. NOTHING IN THIS PARAGRAPH 41 SHALL PREJUDICE THE RIGHT OF ANY PARTY TO OBTAIN PROVISIONAL RELIEF OR OTHER EQUITABLE REMEDIES FROM A COURT OF COMPETENT JURISDICTION AS SHALL OTHERWISE BE AVAILABLE UNDER THE CODE OF CIVIL PROCEDURE AND/OR APPLICABLE COURT RULES.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the Lease Date set forth in the Basic Lease Information.

LANDLORD		TENANT

BAY MEADOWS STATION 3 INVESTORS, LLC, a Delaware limited liability company		FRESHWORKS INC. a Delaware corporation

By:		By:

Name:		Name:

Title:		Title:

Dated:	, 2018	Dated:	, 2018

By:

Name:

Title:

		Dated:	, 2018
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